UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Designer Brands Inc.
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DESIGNER BRANDS INC. (F/K/A DSW INC.)
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
May 23, 2019
AND
PROXY STATEMENT
IMPORTANT
If you received a copy of the proxy card by mail, please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DESIGNER BRANDS INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 12, 2019
To Our Shareholders:
The 2019 Annual Meeting of Shareholders of Designer Brands Inc. (formerly known as DSW Inc.) will be held at 810 DSW Drive, Columbus, Ohio 43219 on May 23, 2019, at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect four Class III directors, each to serve until the 2022 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To hold an advisory vote for approval of the compensation of our named executive officers; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of our Class A and Class B Common Shares at the close of business on March 29, 2019, our record date for the 2019 Annual Meeting of Shareholders, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each Class A Common Share held as of the record date, and eight votes for each Class B Common Share held as of the record date.

By Order of the Board of Directors

Michelle C. Krall
Corporate Secretary

YOUR VOTE IS IMPORTANT
If you received a copy of the proxy card by mail, you are urged to date, sign, and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Alternatively, you may submit your vote online or by telephone by following the instructions provided on the proxy card. Voting your shares by the proxy does not affect your right to revoke your proxy and vote in person in the event you attend the 2019 Annual Meeting of Shareholders and you are a holder of record or you obtain a legal proxy from your brokers, bank, or other holder of record. You are cordially invited to attend the 2019 Annual Meeting of Shareholders. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DESIGNER BRANDS INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

PROXY STATEMENT

This proxy statement is provided in connection with the solicitation on behalf of our Board of Directors for proxies to be voted at our 2019 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Saving Time, on Thursday, May 23, 2019, and any postponements or adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate office, 810 DSW Drive, Columbus, Ohio 43219. This proxy statement, including the Notice of Annual Meeting, is being made available electronically (or is first mailed to shareholders) on or about April 12, 2019.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on March 29, 2019, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 67,880,066 and the total number of Class B Common Shares entitled to vote at the meeting is 7,732,786. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (attention: Michelle C. Krall, Corporate Secretary). A holder of record may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting. If your common shares are held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your voting instructions.

All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election of Class III directors of the nominees listed below under “Proposal 1 — Election of Directors,” “FOR” “Proposal 2 — Advisory Vote on the Compensation Paid to Named Executive Officers,” and in the discretion of the named proxies on any other business properly brought before the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares and entitled to vote, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, votes to withhold and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders and are not permitted to vote on the matter without voting instructions. If a broker does not receive voting instructions, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”). On non-routine matters, such as the election of directors and the advisory vote on executive compensation, brokers cannot vote unless they receive voting instructions from beneficial holders.

Solicitation of proxies may be made by mail, personal interview and by telephone by our officers, directors, and regular employees. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of March 29, 2019, unless as otherwise specified:

	Number of Shares Beneficially Owned				Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Shares
Name and Address of Beneficial Owner	Class A		Class B		Class A	Class B
Jay L. Schottenstein
4300 East Fifth Avenue
Columbus, OH 43219	11,156,336	(2)	7,720,154	(1)(2)	14.7%	99.8%	50.0%
Schottenstein RVI, LLC
4300 East Fifth Avenue
Columbus, OH 43219	7,298,593	(2)	7,298,593	(1)(2)	9.7%	94.4%	45.0%
BlackRock Inc.
55 East 52nd Street
New York, NY 10055	10,023,740	(3)	—		14.8%	—	7.7%
The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355	7,314,774	(4)	—		10.8%	—	5.6%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746	4,812,241	(5)	—		7.1%	—	3.7%
_________________________________________

(1)	Each Class B Common Share of Designer Brands Inc. is exchangeable into one Class A Common Share.

(2)
Mr. Schottenstein beneficially owns 11,156,336 Class A Common Shares of Designer Brands Inc. in the aggregate. This includes (i) 71,905 Class A Common Shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 179,986 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose; (v) 56,814 shares held by the Saul Schottenstein Subchapter Trust #4 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (vi) 236,528 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vii) 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose; (viii) 540,659 Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of March 29, 2019; and (ix) 1,260,436 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a share exchange with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Share Exchange).

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time:

(i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 349,656 Class B Common Shares held by SSEI; and (iii) 7,298,593 Class B Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI).

(3)
Based solely upon information contained in an amendment to Schedule 13G filed with the SEC on January 28, 2019, as of December 31, 2018, BlackRock Inc. has sole voting power over 9,824,749 shares and sole dispositive power over 10,023,740 shares.

(4)
Based solely upon information contained in an amendment to Schedule 13G filed with the SEC on February 11, 2019, as of January 31, 2019, The Vanguard Group, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 67,609 shares, shared voting power over 9,099 shares, sole dispositive power over 7,245,067 shares, and shared dispositive power over 69,707 shares.

(5)
Based solely upon information contained in an amendment to Schedule 13G filed with the SEC on February 8, 2019, as of December 31, 2018, Dimensional Fund Advisors LP has sole voting power over 4,663,952 shares and sole dispositive power over 4,812,241 shares. According to the filing, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares reported, and may be deemed to be the beneficial owner of the shares held by the Funds. However, the shares reported are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the SEC.
Security Ownership of Management
The following table sets forth, as of March 29, 2019, information with respect to our Class A and Class B Common Shares owned beneficially by each director, director nominee, and named executive officer individually, and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Peter S. Cobb	13,565	—	*	—	*
Elaine J. Eisenman	82,012	—	*	—	*
Deborah L. Ferrée	1,068,407	—	1.6%	—	*
William L. Jordan	313,342	—	*	—	*
Joanna T. Lau	64,009	—	*	—	*
Carolee Lee	107,439	—	*	—	*
Jared A. Poff	51,078	—	*	—	*
Roger L. Rawlins	347,451	—	*	—	*
Jay L. Schottenstein(4)	11,156,336	7,720,154	14.7%	99.8%	50.0%
Joseph A. Schottenstein(5)	1,080,817	—	1.6%	—	*
Ekta Singh-Bushell	3,052	—	*	—	*
Harvey L. Sonnenberg	67,356	—	*	—	*
Allan J. Tanenbaum(6)	139,314	—	*	—	*
Joanne Zaiac	12,144	—	*	—	*
All directors and executive officers as a group (17 persons)	13,610,270	7,720,154	17.4%	99.8%	51.2%
_________________________________________

*	Represents less than 1% of outstanding Common Shares.

(1) Each Class B Common Share of Designer Brands Inc. is exchangeable into one Class A Common Share.

(2) Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed. Includes the following number of Designer Brands Inc. Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the options exercisable within 60 days of March 29, 2019, and upon the payment of vested deferred share units on a one-for-one basis upon retirement from the Designer Brands Inc. Board of Directors within 60 days of March 29, 2019.

Beneficial Owner	Stock Options Exercisable within 60 days of March 29, 2019	Share Units Vesting within 60 days of March 29, 2019
Peter S. Cobb	—	13,565
Elaine J. Eisenman	—	66,443
Deborah L. Ferrée	900,879	—
William L. Jordan	245,277	—
Joanna T. Lau	—	45,419
Carolee Lee	—	102,383
Jared A. Poff	36,320	—
Roger L. Rawlins	289,997	—
Jay L. Schottenstein	540,659	—
Joseph A. Schottenstein	—	—
Ekta Singh-Bushell	—	3,052
Harvey L. Sonnenberg	—	55,021
Allan J. Tanenbaum	—	100,117
Joanne Zaiac	—	5,061
All directors and executive officers as a group (17 persons)	2,098,917	391,061
(3) The percentage is based upon 67,880,066 Designer Brands Inc. Class A Common Shares and 7,732,786 Designer Brands Inc. Class B Common Shares outstanding on March 29, 2019, plus the number of shares a person has the right to acquire within 60 days of March 29, 2019.
(4) Mr. Schottenstein beneficially owns 11,156,336 Class A Common Shares of Designer Brands Inc. in the aggregate. This includes (i) 71,905 Class A Common Shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 179,986 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose; (v) 56,814 shares held by the Saul Schottenstein Subchapter Trust #4 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (vi) 236,528 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vii) 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose; (viii) 540,659 Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of March 29, 2019; and (ix) 1,260,436 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a share exchange with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Share Exchange).
Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 349,656 Class B Common Shares held by SSEI; and (iii) 7,298,593 Class B Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI).
(5) Includes 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is an Executive Vice President and has shared power to vote and dispose and 31,050 shares held by various family trusts of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose.
(6) Mr. Tanenbaum pledged 27,746 shares as security for a line of credit in fiscal 2016.

The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members and is divided into three classes, designated as Class I, Class II, and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Amended and Restated Code of Regulations (the “Code of Regulations”), the number of directors constituting each class will, as nearly as practicable, be equal.
At the Annual Meeting, four directors are nominated for election, each as a Class III director with a term to expire in 2022. Each of the nominees for director currently serves as a director of the Company.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years, and certain other information are provided below.

Nominees for Class III Directors for a Term to Expire in 2022:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since
Elaine J. Eisenman*	70
Dr. Eisenman currently serves as Managing Director of Saeje Advisors, an advisory firm for high growth companies. From July 2005 through August 2016, she served as Dean, Executive and Enterprise Education at Babson College and previously served on the Board and as Chairperson of the Compensation Committee of Harvard Vanguard Medical Associates.  Prior to that, Dr. Eisenman served as Senior Vice President, Human Resources and Administration of The Children’s Place Retail Stores, Inc. since September 2003. Dr. Eisenman has also held senior executive positions at American Express, Enhance Financial Services Co. and private companies such as PDI International, a global consulting firm. With a background in human resources, Dr. Eisenman brings valuable experience in executive compensation and succession planning to our Board and Compensation Committee.
			2008
Joanna T. Lau*	60
Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. Ms. Lau also served on the board of directors of ITT Education Services (NYSE: ESI) until 2016, and she served on the board of directors of TD Banknorth, Inc. until 2007. Ms. Lau brings a strong background in technology and executive leadership to our Board.
			2008
Joseph A. Schottenstein	39
Mr. Schottenstein is a director, Chief Operating Officer and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group (SPG) and Schottenstein Realty, LLC. Mr. Schottenstein has held various positions with the Schottenstein family of companies and currently holds a position on the board of directors and as an Executive Vice President in Schottenstein Stores Corporation, our affiliate. In addition, he holds a position on the board of directors of American Signature, Inc. Mr. Schottenstein assisted with special acquisitions for SPG from 2003 to 2006, served in the property management group of SPG from 2006 to 2008 and served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 until joining SPG in 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Mr. Schottenstein brings an expertise in real estate development to our Board.
			2012
Ekta Singh-Bushell*	47
Ms. Singh-Bushell currently serves on the board of directors, the audit committee and the nominating and governance committee of TTEC Holdings, Inc. (NASDAQ: TTEC), a global customer experience technology and services provider. She also serves on the board of directors, the audit risk & compliance committee, and the social & ethics committee of Datatec, Inc. (JSE: DTC), a multinational information and communications technology solutions and services group. Furthermore, she serves on the board of directors, nominating and corporate governance committee, audit committee and remuneration committee of Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS), a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Until 2017, Ms. Singh-Bushell served as Chief Operating Officer, Executive Office, at the Federal Reserve Bank of New York. Prior to that, she worked in multiple capacities at Ernst & Young LLP (EY) including: Northeast Talent Advisory Leader, Global Information Security Officer, US Innovation & Digital Strategy leader, and Senior Managing Partner. Ms. Singh-Bushell brings over 25 years of global management, financial, digital and technology, cybersecurity, and risk operations experience to our Board.

			2018

Continuing Class I Directors for a Term to Expire in 2020:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since
Carolee Lee*	77
Ms. Lee serves as a founder and CEO of AccessCircles, a by-invitation global community of women providing connectivity, knowledge and information in the areas of health and wellness, financial expertise and life balance. Ms. Lee has held that position since August 2004. From July 2001 to August 2004, Ms. Lee served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Lee served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001. Ms. Lee’s long term service as a CEO of a retail company brings strong leadership experience and in-depth knowledge of marketing and merchandising to our Board.
			2005
Harvey L. Sonnenberg*	77
Mr. Sonnenberg was a partner in the certified public accounting firm Weiser, LLP from 1994 to 2009 and currently serves as an advisor to that firm. Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants, where he served as a member of Council, and the New York State Society of Certified Public Accountants, where he served as Vice President and as Chairman of numerous committees including the Retail Accounting Committee, and has long been involved in rendering audit, accounting, and consulting services to the retail, apparel, and consumer products industries. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg was a director of Retail Ventures from 2001 until May 2011. Mr. Sonnenberg’s strong accounting background and his deep knowledge of the changing retail environment and its impact on our Company provide significant accounting and related financial management experience to the Board.
			2005
Allan J. Tanenbaum*	72
Mr. Tanenbaum has been Of Counsel to Taylor English Duma, LLC, an Atlanta-based law firm, since September 2014 and General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since January 2006. From February 2001 to December 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. Mr. Tanenbaum has been a member of the board of directors of Medallion Financial Corporation (NASDAQ: MFIN) since October 2017, and serves as chair of its nominating and governance committee and as a member of its compensation committee. With his legal background and services as general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.
			2005

Continuing Class II Directors for a Term to Expire in 2021:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since
Peter S. Cobb*	61
Mr. Cobb co-founded eBags in 1998, which grew to become the largest online retailer of luggage, handbags, backpacks, and travel products. Prior to its acquisition by Samsonite in 2017, Mr. Cobb served as Executive Vice President, and a member of the Board of Directors of eBags. In 2003, Mr. Cobb co-founded 6pm.com, a full scale footwear and accessories retail website that was subsequently acquired by Zappos.com. From 1990 to 1996, Mr. Cobb was Director of Marketing at Samsonite. From 1984 to 1990, Mr. Cobb was the Director of Marketing at Ben Hogan Golf. Mr. Cobb previously served on the Board of Directors at the National Retail Federation. Mr. Cobb is an accomplished executive who brings over 33 years of experience in digital marketing, business development and merchandising to the Board.
			2017
Jay L. Schottenstein	64
Mr. Schottenstein has served as our Executive Chairman of the Board of Directors since March 2005. Mr. Schottenstein previously served as our Chief Executive Officer from March 2005 to April 2009. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. Mr. Schottenstein also currently serves as Chief Executive Officer of American Eagle Outfitters, Inc. (NYSE: AEO). He has been Executive Chairman or Chairman of the Board of Directors of American Eagle Outfitters, Inc. since March 1992, and has been a director of American Eagle Outfitters, Inc. since 1992. Mr. Schottenstein has served as Chairman of the Board of Directors of Schottenstein Stores Corporation (SSC), our affiliate, since March 1992. He also served in various capacities, such as Chairman of the Board of Directors, Chief Executive Officer, Vice Chairman, director and various executive capacities at SSC and Retail Ventures, Inc. since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC, our affiliate. Mr. Schottenstein has also served as a member of the Board of Directors for AB Acquisition LLC (Albertsons/Safeway) since 2006. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with the Company provides the Board with a strong background in the shoe industry.
			2005
Roger L. Rawlins	52
Mr. Rawlins has served as our Chief Executive Office since January 2016. Prior to his appointment, Mr. Rawlins held the position of Executive Vice President and Chief Innovation Officer since February 2015. From January 2014 to January 2015, he served as Executive Vice President, Omni Channel. From 2009 to 2013, Mr. Rawlins served as Senior Vice President and General Manager of DSW.com. Mr. Rawlins joined the Company in 2006 as Vice President, Finance and Controller. Prior to joining us, Mr. Rawlins served as Chief Financial Officer of HER Real Living from April 2001 to April 2006. From 1990 to 2001, Mr. Rawlins held several leadership roles within L Brands, Inc. (formerly known as Limited Brands, Inc.), including Controller of Express, Inc. from 1998 to 2001. Prior to serving in that capacity, Mr. Rawlins was in the practice of public accounting with Arthur Andersen & Company. Mr. Rawlins brings strong leadership abilities and in-depth retail knowledge to the Board.
			2016
Joanne Zaiac*	57
Ms. Zaiac currently serves as Chief Client Officer and Executive Vice President of Merkle Inc., a global, data driven, technology-enabled performance marketing agency. Prior to that, Ms. Zaiac was the Chief Operating Officer of DigitasLBi North America, a leading global digital advertising agency until October 2017. Ms. Zaiac also served as President of DigitasLBi’ s New York region from 1999 to 2016. From 1985 to 1999, Ms. Zaiac was Executive Vice President and Senior Vice President at Wunderman Worldwide/Young & Rubicam. Ms. Zaiac brings a depth of brand-building and marketing expertise to the Board.
			2016

_________________________________________

*	Independent Directors under NYSE Rules and our Corporate Governance Principles.

Unless otherwise directed, the persons named in the proxy will vote the proxies “FOR” the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. We have no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Vote Required

Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of the individual nominees specified on the proxy. A broker non-vote will not affect the outcome of the vote.

Your Board of Directors unanimously recommends a vote “FOR” each of the director nominees named above.

EXECUTIVE OFFICERS
In addition to Jay Schottenstein and Roger Rawlins, whose information is provided above under “Proposal 1 -- Election of Directors,” the following individuals are our executive officers. Our executive officers are appointed annually by our Board and serve at the pleasure of the Board.
Drew T. Domecq, age 45, has served as our Executive Vice President and Chief Information Officer since February 2019. From February April 2018 to February 2019, he was our Senior Vice President and Chief Information Officer. Prior to joining Designer Brands Inc., Mr. Domecq was Chief Information Officer at Bob Evans Restaurants Inc. from 2016 to 2018. Prior to that, he was Vice President of technology solutions at The Wendy’s Company from 2013 to 2016. In addition, Mr. Domecq has held leadership positions in the IT teams at Safelite and Qwest Communications.
Deborah L. Ferrée, age 65, has served as our President since February 2019 and as Vice Chairman since January 2006. Ms. Ferrée joined us in November 1997. She served as Vice Chairman and Chief Merchandising Officer from January 2006 until February 2019. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 20 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 47, has served as Executive Vice President of Designer Brands Inc. and President of DSW Shoe Warehouse, Inc., our wholly owned subsidiary, since February 2019. From May 2018 to January 2019, Mr. Jordan served as President of Town Shoes Limited (now known as Designer Brands Canada Inc.), our Canadian business. From February 2017 to February 2019, he was our Executive Vice President, Chief Administrative Officer, and Chief Legal Officer. In addition, from February 2015 to February 2017, he was our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. From March 2009 to January 2015, he was our Executive Vice President, General Counsel, Secretary, and Chief Compliance Officer. From May 2008 to March 2009 he was our Senior Vice President, General Counsel, and Secretary. In January 2006, Mr. Jordan joined us as our Vice President, General Counsel, and Secretary. Mr. Jordan is a member of the Board of Directors of Rocky Brands, Inc. (NASDAQ: RCKY) where he serves on the audit committee. Prior to joining us he served as Corporate Counsel for Lancaster Colony Corporation since 2005, and was with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, from 1997 to 2005 where he specialized in Corporate Securities and Mergers & Acquisitions law.
Michele S. Love, age 61, has served as our Executive Vice President and Chief Commercial Officer since February 2019. From May 2017 to February 2019, she served as our Executive Vice President and Chief Operating Officer. Prior to coming to Designer Brands Inc., Ms. Love spent 32 years in several leadership capacities for Nordstrom, Inc., a leading fashion specialty retailer (“Nordstrom”). Ms. Love held the role of Nordstrom’s Vice President, Director of Rack Stores from 2012 to 2017. From 2000 to 2012, Ms. Love served as Nordstrom’s National Merchandise Director, Salon/Designer Shoes. Ms. Love served in several leadership capacities within store operations, merchandising, and customer service at Nordstrom over the last 32 years.
Simon R. Nankervis, age 52, has served as Executive Vice President of Designer Brands Inc. and President, CEO and Chief Commercial Officer of Camuto LLC d/b/a/ Camuto Group, our wholly owned subsidiary, since February 2019. From January 2016 until February 2019, he served as our Chief Commercial Officer. Prior to joining Designer Brands Inc., Mr. Nankervis was Executive Vice President and Chief Commercial Officer at American Eagle Outfitters Inc. from 2011 to 2015 and held various roles in executive management and its global development (including the U.S. Stores and operations business).  Prior to his time at American Eagle Outfitters, he was Managing Director at Busbrand Pty Ltd, an international brand management company from 2002 to 2011. From 1998 to 2002, he was Group General Manager at Palmer Corporation Ltd, based in Australia. Prior to that, he was a Partner at Wilmoth Field Warne Lawyers, a boutique commercial law firm in Melbourne, Australia.
Jared A. Poff, age 46, has served as our Executive Vice President and Chief Financial Officer since October 2018. From November 2016 to October 2018, he was our Senior Vice President and Chief Financial Officer. From June 2016 to November 2016, he was our Senior Vice President, Finance, Treasurer, and Interim Chief Financial Officer. In January 2015, Mr. Poff joined us as Vice President of Finance, Business Development, and Treasurer. Prior to joining Designer Brands Inc., Mr. Poff served as Vice President, Treasurer at Big Lots, Inc. since February 2004.

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES, AND CORPORATE GOVERNANCE INFORMATION
General
A total of ten meetings of the Board of Directors were held during the fiscal year ended February 2, 2019 (“fiscal 2018”). Other than Mr. Joseph Schottenstein, no director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period such director served as a member of such committee.
Other than Mr. Joseph Schottenstein, who is the son of our Executive Chairman, Mr. Jay Schottenstein, there are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All of the Company’s then serving directors attended our 2018 Annual Meeting of Shareholders.
Board Leadership Structure
We have separated the CEO and Chairman roles since 2009. Mr. Schottenstein serves as our Executive Chairman and is not an independent member of the Board.
The Chairman is responsible for developing our agenda for Board meetings and presides at regular sessions of the Board. The Board does not have a lead or presiding director.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The independent members of the Board also meet alone in regularly scheduled executive sessions. The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The independent directors alternate as the chair of such executive sessions in alphabetical order by last name.
Periodically, our Board assesses these roles and the board leadership structure to ensure the interests of the Company and its shareholders are best served. The Board believes that the current leadership structure, with a separated Chairman and CEO structure, provides the Company with the appropriate leadership structure and is in the best interests of the Company and its shareholders at this time. The current Board leadership allows the Executive Chairman to focus on Board of Director responsibilities and the CEO to focus on the Company’s administrative and operating functions.
Corporate Governance Principles
The Board of Directors has adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations, and management oversight. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.designerbrands.com and is available in print (without charge) to any shareholder upon request.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles. The Corporate Governance Principles provide that a majority of the directors be independent. A director will be designated independent if he or she:

•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by NYSE listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement, or the Board of Directors.
During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder).

As a result of its review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:

Peter S. Cobb
Elaine J. Eisenman
Joanna T. Lau
Carolee Lee
Ekta Singh-Bushell
Harvey L. Sonnenberg
Allan J. Tanenbaum
Joanne Zaiac
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee, all of which are composed entirely of independent directors as defined under applicable SEC rules and the NYSE listing standards. Our Board of Directors also has a Technology Committee composed of a mix of independent and non-independent directors.
Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment, and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
The Board charged management with the responsibility of creating an enterprise risk management (“ERM”) program, which was implemented in fiscal 2010. Our CEO, who reports to our Board of Directors, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate risk. Management also updates the Board on significant new risks that are identified on a quarterly basis and reports on what it is doing to mitigate those significant risks. The Company believes that its leadership structure supports the risk oversight function of the Board.
Our Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the performance of our system of internal controls; legal and regulatory compliance; our audit, accounting, and financial reporting processes; and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws and any material reports received from regulatory agencies. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. Our Nominating and Corporate Governance Committee oversees risks associated with corporate governance and business conduct and ethics.
The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to technology and cybersecurity. Each quarter, management provides a report to the Technology Committee describing cybersecurity risks and the Company’s mitigation activities. Such mitigation activities include removing customer cardholder data from our environment, regularly upgrading our systems and software, conducting quarterly e-mail phishing testing, engaging in cybersecurity crisis tabletop exercises, and monitoring industry trends. Additionally, Ms. Lau, as Chair of the Technology Committee, provides an annual cybersecurity report to the Board, which addresses cybersecurity trends in the retail industry, and the Company’s policies and practices in comparison with the retail industry.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Ms. Lee (Chair), Mr. Cobb, and Mmes. Eisenman and Singh-Bushell, each of whom is independent as discussed above. A current copy of our Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.designerbrands.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met six times during fiscal 2018. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders, and reviewing candidates nominated by shareholders. In addition, the Nominating and Corporate Governance Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, and oversees the annual evaluation of the Board and management.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Nominating and Corporate Governance Committee charter, including:

•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience with businesses and organizations of comparable size and scope;

•	experience as an executive of, or advisor to, a publicly traded or private company;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
Although the Nominating and Corporate Governance Committee has not adopted a specific policy with regard to the consideration of diversity, in considering diversity, the Nominating and Corporate Governance Committee may take into account various attributes, including background, skill set, or viewpoint.
Ms. Singh-Bushell was appointed as a Class III Director by the Board in September 2018. Ms. Singh-Bushell’s recommendation for appointment derived from the recommendation of multiple non-management directors.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2020 Annual Meeting of Shareholders, provided that the recommendation is submitted in writing, between February 23, 2020 and March 24, 2020, to Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. If the date of the 2020 Annual Meeting of Shareholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2019 Annual Meeting, or in the case of a special meeting of shareholders, nominations for director must be received by our Corporate Secretary within 7 days after we mail or otherwise provide public notice of the meeting.
Each such submission must include:
As to the nominee:

•	name, age, business address, and residence address;

•	principal occupation or employment;

•	the class and number of Designer Brands Inc. shares beneficially owned; and

•
any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As to the shareholder giving the notice:

•	name and record address;

•	the class and number of Designer Brands Inc. shares beneficially owned;

•	a representation that the shareholder is a holder of record of shares of Designer Brands Inc. entitled to vote at such meeting;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

•	a description of all arrangements or understandings between the shareholder and such nominee, and any other persons, pursuant to which the nomination or nominations are to be made by the shareholder.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.
Compensation Committee
The members of our Compensation Committee are Mr. Tanenbaum (Chair) and Mmes. Eisenman, Lee, and Zaiac. Each member of the Compensation Committee is independent as discussed above.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.designerbrands.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met eight times during fiscal 2018. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement, and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Pursuant to its Charter, the Compensation Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2018, the Compensation Committee retained Korn Ferry Hay Group (“Korn Ferry”) to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring that the pay of officers and directors is competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis. Korn Ferry reported directly to the Committee and was paid approximately $154,840 for these services. Management also engaged Korn Ferry for additional compensation services to Designer Brands Inc. management; neither the Board of Directors nor the Committee approved the retention of Korn Ferry for such additional services. The amount of services was not material and Designer Brands Inc. paid approximately $152,820 for these services in fiscal 2018. While Korn Ferry performed a general competitive review of pay practices, as requested by the Committee, Korn Ferry did not determine or recommend any amount or form of compensation to the Committee with respect to Designer Brands Inc.’s executive officers. In connection with the engagement of Korn Ferry, the Committee did review the services provided by Korn Ferry to management and determined that Korn Ferry was independent.
Audit Committee
The members of our Audit Committee are Mr. Sonnenberg (Chair), Mmes. Lau and Singh-Bushell, and Mr. Tanenbaum. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable SEC rules and NYSE listing standards. The Board has also determined that our Audit Committee’s Chair, Mr. Sonnenberg, and Ms. Singh-Bushell each qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d)(5) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.designerbrands.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met eight times during fiscal 2018. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.

The Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Technology Committee
The members of our Technology Committee are Ms. Lau (Chair), Messrs. Cobb, Joseph Schottenstein, and Sonnenberg, and Ms. Zaiac. A current copy of our Technology Committee charter can be found on our corporate and investor website at www.designerbrands.com and is available in print (without charge) to any shareholder upon request.
Our Technology Committee met four times during fiscal 2018. The purpose of the Technology Committee is to ensure that technology endeavors are effectively managed and that technology performance meets the following objectives:

•	aligns with our business strategy;

•	enables the business to maximize benefits technology can provide;

•	ensures resources are used responsibly; and

•	ensures risks are managed appropriately.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers and persons who are beneficial owners of more than ten percent of our Common Shares to file reports of ownership and changes of ownership with the SEC and the NYSE. We assist our directors and officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and officers, we believe that all filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year with the exception of one late Form 4 filing relating to one transaction due to delayed notification of a transaction for Ms. Zaiac, one late Form 4 filing relating to one transaction due to an administrative error for each of Ms. Ferrée and Messrs. Poff, Rawlins, and Jay Schottenstein, and two late Form 4 filings, each related to one transaction, for Mr. Jordan, due to administrative errors.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a Director Code of Conduct applicable to our Board members. These codes of ethics, designated by us as the “Code of Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, can be found on our corporate and investor website at www.designerbrands.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct applicable to executive officers and directors by posting such information on our corporate and investor website at www.designerbrands.com.
Anti-Hedging Policy
Our Insider Trading Policy prohibits all Directors, officers, and associates of Designer Brands Inc. and its subsidiaries from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of Designer Brands Inc. stock. Our Insider Trading Policy is posted on our internal website and is accessible by all associates of Designer Brands Inc. and its wholly-owned subsidiaries.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy, which is available on our corporate and investor website at www.designerbrands.com, is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.

•
Delegation — The Audit Committee may delegate pre-approval authority to one or more of its independent members, provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•
Audit Services — Annual audit, review, and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions, or fees resulting from changes in the audit scope require the Audit Committee’s approval.

•
Audit-Related Services — Confirmation that the provision of any audit-related services, including assurance and related services reasonably related to the performance of the audit or review of financial statements, does not impair the independence of the independent registered public accounting firm.

•
Other Services — Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•
Tax Services — The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2018 or fiscal 2017 that were approved by the Audit Committee under SEC Regulation S-X Rule 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Audit Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered public accounting firm, for each of the last two fiscal years.

	2018	2017
Audit fees	$1,738,308	$1,598,420
Audit-related fees(1)	$322,919	—
Tax fees(2)	$39,375	—
All other fees	—	—
Total	$2,100,602	$1,598,420
_________________________________________

(1)	Audit-related fees for fiscal 2018 relate to implementation of new accounting standards and significant non-routine transactions.

(2)	Tax fees for fiscal 2018 relate to general tax advice and significant non-routine transactions.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Mr. Sonnenberg (Chair), Mmes. Lau and Singh-Bushell, and Mr. Tanenbaum. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable SEC rules and NYSE listing standards. The Board of Directors has also determined that our Audit Committee’s Chair, Mr. Sonnenberg, and Ms. Singh-Bushell each qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d)(5) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg and Ms. Singh-Bushell are financial experts as defined under SEC rules, other than Mr. Sonnenberg’s duties as Chair, their responsibilities are the same as those of other Audit Committee members. The SEC has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.designerbrands.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:

•
Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:

•	Appointment, compensation, termination, and oversight of our independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;

•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls, and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement, and maintain effective internal controls over financial reporting and disclosure controls and procedures. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended February 2, 2019. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended February 2, 2019 in our Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Joanna T. Lau
Ekta Singh-Bushell
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis describes the material compensation decisions and elements for the Designer Brands Inc. executive team. As more fully described below, the Compensation Committee of Designer Brands Inc.’s Board of Directors (the “Committee”) makes all compensation decisions for Designer Brands Inc.’s executive officers, including our current executive officers named in the Summary Compensation Table:

•	Jay L. Schottenstein - Executive Chairman of the Board;

•	Roger L. Rawlins - Chief Executive Officer;

•	Deborah L. Ferrée - Vice Chair and President;

•	William L. Jordan - Executive Vice President and President of DSW Shoe Warehouse, Inc.; and

•	Jared A. Poff - Executive Vice President and Chief Financial Officer.

At Designer Brands Inc., we have assembled an experienced and talented executive team with a proven track record of delivering notable results.

•	Mr. Schottenstein, our Executive Chairman of the Board, provides strategic guidance and insight to the Designer Brands Inc. business.

•	Mr. Rawlins, our Chief Executive Officer, has held positions of increasing responsibility in Finance, E-commerce, Innovation, and Strategy with Designer Brands Inc. over the last 12 years.

•	Ms. Ferrée, our Vice Chair and President, spearheads the development of strong vendor relationships and product initiatives.

•	Mr. Jordan, our Executive Vice President, leads DSW Shoe Warehouse, Inc. as its President.

•
Mr. Poff, our Executive Vice President and Chief Financial Officer, provides financial leadership to drive profitability, enhance financial returns, maintain financial integrity, and ensure the availability of the investment capital necessary to deliver on our growth strategy.

We believe that our current senior executive team possesses a proven ability to develop and execute the merchandising, customer, real estate, digital, design, sourcing, global production, infrastructure and capital allocation strategies that will enable Designer Brands Inc. to achieve our financial goals for sales, profit and cash flow generation.
The current executive officers named in the Summary Compensation Table are collectively referred to as our “Named Executive Officers” (or “NEOs”) for purposes of this Compensation Discussion and Analysis.
Fiscal 2018 Overview
Designer Brands Inc. completed several milestones in fiscal 2018:

•	Total revenue increased to $3.2 billion, representing a 13.3% increase from prior year;

•	Comparable sales increased by 6.1% compared to last year’s 0.4% decrease (largest increase since 2011);

•	Digital demand grew over 30%;

•	Gross profit as a percentage of net sales increased 29.5%, representing an expansion of 100 basis points from the previous year due to lower product costs and occupancy leverage;

•	Adjusted net income grew 9.7% and Adjusted diluted EPS grew 9.2% compared to the prior year;

•	Customer loyalty program was redesigned, resulting in the addition of approximately one million new members, with members spending 2% more than previous year;

•
The remaining interest in Town Shoes Limited (now known as Designer Brands Canada Inc.) was acquired, a Canadian footwear retailer operating under The Shoe Company, Shoe Warehouse, and DSW Designer Shoe Warehouse banners, as well as related e-commerce sites;

•	Camuto Group, a footwear design and brand development organization that provides a global production, sourcing and design infrastructure, was acquired;

•	Charitable donations included over 800,000 pairs of shoes to Soles 4 Souls; and

•
In recognition of our strong cash flow generation, we maintained a shareholder friendly approach with approximately $130 million invested, comprised of $80 million in dividends and $50 million in share repurchases.

We gained tremendous momentum in fiscal 2018 by focusing on our strategies related to product, people, and marketing. We delivered positive comparable sales in each quarter of fiscal 2018, and our annual comparable sales increase of 6% was the best since fiscal 2011. Focusing the assortment to seasonal items, kids footwear, and athleisure product has been a key strategy to driving this growth. Our footwear has had positive comparable sales for seven quarters in a row. We launched a new operating model in our U.S. stores that provided more hours and better aligned those hours to peak traffic times in the store. Related to marketing, we launched our new VIP Rewards program and made a significant investment in digital marketing. This resulted in increased customer spend and retention rate, and one of our strongest customer acquisition years in our history.

With our mission to inspire self-expression, we continue to innovate ways to create more of an emotional connection with our customers. We continue to learn from our nail bar test stores and shoe repair test stores, with both concepts moving beyond the test phase and expanding to more U.S. stores in 2019. Our e-commerce platform and industry-leading omni-channel infrastructure delivered double-digit gains in online demand, which we expect to continue to expand with increased digital marketing, proactive engagement, and improved technology.

We completed two significant acquisitions in fiscal 2018, Town Shoes Limited (now known as Designer Brands Canada Inc.) and Camuto Group. We elected to close the 38 Town Shoe banner stores, which were unprofitable, to focus our time and capital on the profitable banners of The Shoe Company, Shoe Warehouse, and DSW Canada. These go-forward banners had a profitable year and were accretive to EPS in our first year of ownership.

Camuto Group was acquired towards the end of fiscal 2018, and we are actively working on integrating the business. This acquisition gives us design and sourcing capabilities that we will use to expand our private brand assortment. The Camuto Group acquisition also provides new and profitable revenue streams to the Company that we previously did not have access to. As the industry continues to consolidate, we will continue to pursue opportunities to expand our market share.
Executive Compensation Philosophy
Generally, the Committee targets NEO pay between the 50th and 75th percentiles of peer group data, with the majority of executive compensation tied to short and long-term performance goals. This pay objective reflects the fact that executives with the skills and experience necessary to deliver contributions that will significantly impact Designer Brands Inc.’s long-term business success and intended growth pattern command a premium in the marketplace. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.
Executive Compensation Objectives
The Committee has developed the following key executive compensation objectives in order to support Designer Brands Inc.’s business strategy and compensation philosophy:
1) Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success.
2) Reward executives for achieving business goals and delivering strong performance. The Committee regularly reviews executive compensation to ensure a proper balance between fixed and variable compensation with more of the focus on rewarding executives for achieving short and long-term performance goals.
3) Align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels is appropriate for Designer Brands Inc. Such grants strongly align the NEOs’ interests with the interests of our shareholders as each is focused on the same result, which is to create long-term value. As a result, the Committee annually awards equity, generally in the form of performance shares and restricted stock units to the NEOs.
Executive Corporate Governance Reinforces Our Compensation Program
Our compensation philosophy for the executive team, including our NEOs, is reflected in governance practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. Below is a summary of what we do and don’t do in that regard.

WHAT WE DO	WHAT WE DON’T DO
Pay for performance: Emphasize variable pay over fixed pay, with approximately 77% of NEO collective target compensation linked to our financial or market results. All Executive Officers receive 50% of their annual long-term incentive award in performance shares.
X Don’t reprice underwater stock options.
Retain meaningful stock ownership guidelines: Ownership guidelines align executives’ interests with those of shareholders. The CEO and Board members have either exceeded their targets or have time to do so within the time period allowed.
X Don’t count pledged shares toward stock ownership guidelines.
Mitigate undue risk: Our compensation program has provisions to mitigate undue risk, including caps on potential bonus payments, a clawback policy applicable to performance-based compensation and active oversight and risk management systems, including those related to compensation-related risk.
X Don’t include favorable impact from changes in tax law or stock buybacks when determining actual performance against financial measures in incentive plans.
Independent executive compensation consultant: The Compensation Committee retains an independent compensation consultant on matters surrounding executive and non-employee director pay and governance.	X Don’t issue grants with an exercise price below 100% fair market value.
Apply conservative post-employment and change-in-control provisions: Executive Officers are subject to provisions in the same manner as those of the employee population who participate in long-term incentives.
X Don’t offer guaranteed annual salary increases or guaranteed bonuses.
Double trigger equity acceleration upon change-in-control: The 2014 Designer Brands Inc. Long-Term Incentive Plan allows for accelerated vesting of equity awards upon a change-in-control if the executive is involuntarily terminated (without “Cause”) or equity awards are not assumed by the surviving company in conjunction with a change-in-control.

X Don’t provide supplemental executive retirement plans or other retirement benefits to NEOs, other than a tax-qualified 401(k) plan available to all employees and a deferred compensation plan available to highly compensated employees.

Restrict pledging activity: All Executive Officers are subject to pre-clearance requirements and restrictions.	X Don’t permit hedging or short-sale transactions.
Receive strong shareholder support: Each year more than 95% of the votes cast on the matter have been in favor of our compensation programs.	X Don’t gross up for excise taxes upon a change-in-control.
Regularly review share utilization: Management and the board regularly evaluate share utilization levels by reviewing cost and the dilutive impact of stock compensation.	X Don’t gross up taxes for perquisites or benefits, except in the case of standard relocation benefits.
Roles in Determining Compensation are Well Defined
Role of the Board of Directors and the Committee: The Committee determines the compensation of our CEO, the Executive Chairman of the Board, the NEOs, and non-NEO Executive Officers. The Committee did not delegate any of its authority with respect to the compensation of any NEO.
Advisory Vote on the Compensation Paid to Named Executive Officers: At the 2018 Annual Meeting of Shareholders, an overwhelming majority (98.4%) of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Compensation Committee determined it was not necessary to implement material changes to our executive compensation programs.
Role of Executive Officers in Compensation Decisions: The Committee makes all compensation decisions for Designer Brands Inc.’s NEOs based upon input provided by the Executive Chairman of the Board, the CEO, and certain members of Company management, as well as objective market data provided by the Committee’s independent compensation consultant. The Committee can exercise its discretion and modify any recommendations that may be provided by Company management and the independent compensation consultant.
Independent Compensation Consultant: The Committee retained Korn Ferry, a global human resources consulting firm, as its independent compensation consultant for fiscal 2018. Korn Ferry provides research, market data, survey and proxy information, and design expertise in developing executive and director compensation programs.
The Korn Ferry executive compensation consultant attended all Committee meetings in fiscal 2018 and advised the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values and specific analysis for the NEOs and other executive officers. Korn Ferry reports directly to the Committee, and the Committee may replace the independent compensation consultant or hire additional consultants or advisers at any time. Korn Ferry also provides some additional services to Company management, as referenced in the Other Director Information, Board Committees, and Corporate Governance Information sections.

Setting Executive Compensation: Based on the objectives described above, the Committee has structured Designer Brands Inc.’s executive compensation programs primarily to motivate executives to achieve the business goals established by Designer Brands Inc. and reward executives for delivering strong performance as measured against those business goals.
As requested by the Committee, Korn Ferry provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for our NEOs. Korn Ferry also provided similar input to support compensation recommendations and decisions made for Company executives who are not NEOs.
Proxy Peer Group
The criteria used to select companies for the Proxy Peer Group include, but are not limited to:

•	Annual sales between one-half and two times Designer Brands Inc.;

•	Companies that Designer Brands Inc. competes against for business and talent;

•	Companies with a fashion orientation and/or that operate as specialty retail;

•	Those retailers that operate larger square footage stores;

•	Companies that have a track record of delivering results; and

•	Companies with multiple brands and a more complex business model.
The Committee evaluated the actual pay of the NEOs with pay data drawn from proxy-disclosed pay information for the following publicly-traded companies (collectively, the “Proxy Peer Group”):

2018 Proxy Peer Group
Abercrombie & Fitch Co. (ANF)	Deckers Outdoor Corporation (DECK)	Tailored Brands, Inc. (TLRD)
American Eagle Outfitters, Inc. (AEO)	Express, Inc. (EXPR)	The Children’s Place, Inc. (PLCE)
Big Lots, Inc. (BIG)	Genesco Inc. (GCO)	Ulta Beauty, Inc. (ULTA)
Caleres, Inc. (CAL)	The Michaels Companies, Inc. (MIK)	Urban Outfitters, Inc. (URBN)
Carter’s, Inc. (CRI)	Skechers U.S.A., Inc. (SKX)	Wolverine World Wide, Inc. (WWW)
Chico’s FAS, Inc. (CHS)	Steve Madden, Ltd. (SHOO)
Using the criteria above, there were two companies removed and two added to the Proxy Peer Group for 2018:

•	Removed: Stein Mart for revenue below criteria and The Finish Line for declining sales and profit.

•	Added: Steve Madden and The Children’s Place.
For fiscal 2018, the compensation paid to the NEOs was reviewed in relation to that paid by the Proxy Peer Group. By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Korn Ferry, the Committee was able to analyze the market competitive pay for each position. In addition to reviewing the compensation of proxy peers, the Committee also reviewed data from the Korn Ferry 2018 Retail Industry Total Remuneration Report, using data from key competitors, including fashion and specialty retailers. This allowed the Committee to understand market pay practices for jobs of similar scope and complexity, beyond the NEO level. This data is used to supplement and validate the proxy data, as it provides information from the broader marketplace. Finally, the Committee takes into consideration a review of each NEO’s compensation relative to the other NEOs, taking into account each officer’s scope of responsibility, performance, and impact on Designer Brands Inc.’s business results.
Executive Compensation Mix
In 2018, the compensation for Mr. Rawlins was approximately 15% fixed compensation (base salary) and 85% variable compensation, based on the target annual cash incentive and grant date value of long-term equity compensation at target. For the remaining NEOs, their compensation consisted of approximately 31% fixed compensation and approximately 69% variable compensation. The chart below reflects details of the compensation for Mr. Rawlins and the other NEOs in fiscal 2018. The Committee believes the balance was appropriate given the current focus and goals of the Company.

ICP = Incentive Compensation Plan (target value)
PSs = Performance Shares (target value)
RSUs = Restricted Stock Units

Executive Compensation in 2018
The following is a summary of changes to executive compensation in 2018:

•
NEO title changes - Ms. Ferree’s title changed to Vice Chair and President of Designer Brands, Inc. in February 2019. Mr. Jordan served as interim President for Town Shoes Limited for part of fiscal 2018 and his title changed to President of DSW Shoe Warehouse, Inc. in February 2019. Mr. Poff’s title changed to Executive Vice President and Chief Financial Officer in October 2018.

•	Base salaries - The average base salary increase for the current NEOs was 6%, with three receiving an increase of 3% for merit and two receiving a larger increase due to increased responsibilities.

•
Short-term incentives - The Company exceeded the Adjusted Operating & Equity Income target required for a payout as described in the Performance-Based Annual Cash Incentive Compensation Plan section. As a result, there was an incentive payment for each of our currently employed NEOs in accordance with the pay for performance objective of the Annual Cash Incentive Compensation Plan.

•
Discretionary Bonus - Mr. Rawlins, the Chief Executive Officer, was awarded a $167,000 one-time discretionary bonus in recognition of contributions to the Company’s financial performance, which amount represents $50,000 that the Committee previously elected not to include in Mr. Rawlin’s 2018 base salary in favor of waiting until fiscal year-end to evaluate performance, plus $117,000 that would have been earned on such increase in base salary under the Annual Cash Incentive Plan.

•	Long-term incentives - Performance shares were expanded to all NEOs for 50% of their annual award to directly link their long-term incentives to Designer Brands Inc.’s financial performance.

•	Say on pay - Our shareholders overwhelmingly voted in favor of our executive compensation practices with 98.4% of votes cast in support.

•
Peer group review - The Compensation Committee conducted a review of the Proxy Peer Group utilized for purposes of benchmarking executive compensation and two companies were added to and two were removed from the Proxy Peer Group.

Each Element of Executive Compensation Has its Own Purpose
For the 2018 fiscal year that ended February 2, 2019, the total compensation for Designer Brands Inc.’s executives (including the NEOs) generally comprised the following principal components:

I.	Base salary: Reflects scope of the role and individual performance through cash compensation.

II.	Performance-based annual cash incentive compensation: Motivates and rewards contributions to annual operating performance and long-term business strategy with cash that varies based on results.

III.	Long-term equity incentive compensation: Promotes alignment of executive decisions with Company goals and shareholder interests through equity where value varies with Company stock performance.

IV.	Retirement savings contributions through the 401(k) plan: Provides broad-based retirement benefits that contribute to financial security.
About Our Compensation Elements
I. Base Salary
While the Committee’s focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the Proxy Peer Group, supplemented with survey data from key competitors from the Korn Ferry 2018 Retail Industry Total Remuneration Report, in order to retain our NEOs. The base salaries of all Designer Brands Inc. executives (including the NEOs) are determined based on job responsibilities and individual contribution, and with reference to the market data provided by the independent compensation consultant. In the case of Designer Brands Inc.’s executive team, the salary opportunity for a given position is targeted to be between the 50th and 75th percentile of the market data for that position.
In the first quarter of each year, the Committee determines the base salary of each NEO. During its review, the Committee primarily considers:

•	Overall Designer Brands Inc. financial performance during the prior year;

•	The individual performance of the NEO during the prior year;

•	Base salary data drawn from the market data;

•	The target total cash compensation level of the appropriate benchmark position(s) from the market data; and

•	If relevant, compensation paid by a previous employer.
The Committee met with Korn Ferry and reviewed market information related to the pay of the Executive Chairman of the Board. After discussing the market information, the Executive Chairman’s role in the Designer Brands Inc. business and other relevant factors, the Board of Directors decided to increase the Executive Chairman’s base salary by 3.0%.
The Executive Chairman of the Board met with the Committee and reviewed the accomplishments and contributions made by Mr. Rawlins, Chief Executive Officer. In addition, the Chief Executive Officer reviewed with the Committee the accomplishments and contributions made by each of the NEOs under his supervision at the time and provided his proposed base salary changes. After discussing the performance of each NEO, including overall Company performance and progress on key initiatives; reviewing the recommendations made by the Executive Chairman of the Board and the Chief Executive Officer; and considering the Committee’s review and analysis of compensation paid by Proxy Peer Group companies for comparable positions and any other relevant factors, the Committee approved the following salary changes:

Base Salary Changes
Name	FY2017 Salary (as of 2/3/2018)	FY2018 Salary (as of 2/2/2019)	% Increase	Reason for Increase
Mr. Schottenstein	$800,000	$824,000	3.0%	Merit
Mr. Rawlins	$900,000	$927,000	3.0%	Merit
Ms. Ferrée	$1,000,000	$1,030,000	3.0%	Merit
Mr. Jordan	$649,000	$720,000	10.9%	Interim President Town Shoes Limited
Mr. Poff	$400,000	$475,000	18.8%	Promotion to EVP
		Average =	6.1%
Note: the salaries in the table above reflect the annualized salary on the last day of the fiscal year.
II. Performance-Based Annual Cash Incentive Compensation Plan
The Designer Brands Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) is designed to promote the achievement of annual performance goals and focus the NEOs on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, the NEOs earn annual cash incentives when pre-established business objectives and targets are achieved. The NEOs are generally treated the same as all other eligible Designer Brands Inc. associates under the ICP. The ICP was re-approved by Designer Brands Inc.’s shareholders in June 2014.
Company associates who participate in the ICP have incentive levels that vary based on the individual’s position and contribution to business performance. The target award opportunities are established as a percentage of target and range from 60% to 125% for the NEOs, as seen in the table below. Target means the financial goal and all of the strategic objectives of the ICP have been achieved at the 100% level. In setting the annual minimum, target, and maximum levels of performance, the Committee may consider specific circumstances facing the Company during the prior and subsequent years.

FY2018 NEO Target Annual Cash Incentive Compensation
Name	Threshold Payout (as % of Target)	Target Payout (as % of Salary)	Maximum Payout (as % of Target)
Mr. Schottenstein (1)	6.25%	125%	120%
Mr. Rawlins	6.25%	125%	200%
Ms. Ferrée	6.25%	125%	200%
Mr. Jordan	6.25%	60%	200%
Mr. Poff (2)	6.25%	60%	200%
(1) Mr. Schottenstein’s maximum bonus is capped at 120% of the target payout.
(2) Mr. Poff’s target payout percentage was increased from 50% to 60% when promoted on October 14, 2018 and the bonus payout was prorated accordingly.
For fiscal 2018, the Committee determined the annual cash incentive compensation award for each NEO would be based 75% upon Designer Brands Inc.’s financial performance, up to a maximum of 150%, and 25% on four pre-established strategic objectives that could be modified in the Committee’s discretion up to 50%, but only if, and in proportion to, financial performance above the plan target. The 2018 financial performance element by itself did not include the opportunity to earn a bonus below the target goal in order to focus management on achieving this goal. The table below explains the financial performance element of the ICP.

Financial Performance Goals (worth 75% of Award)
	Minimum Payout	Target Payout	Maximum Payout
Performance Range (Adjusted Operating & Equity Income)	$184.8 million	$184.8 million	$194.0 million
Payout Range	100%	100%	150%
Actual result of $209.9 million exceeded 150% maximum payout percentage
Adjusted Operating & Equity Income for fiscal 2018 means reported operating income, adjusted to exclude acquisition-related costs and adjustments, impairment charges, restructuring activity including severance, lease exit and other termination costs, amortization of intangible assets, and the results from the exited businesses, including Ebuys and the Town Shoes banner stores, and the acquired Camuto Group. It includes the loss from equity investment in Town Shoes Limited (now known as Designer Brands Canada Inc.).
The strategic objectives and the financial performance of the ICP are independent of each other and the strategic objectives are binary, meaning either achieved or not achieved. The ICP participants have the opportunity to earn 6.25% for each of the four strategic objectives achieved, even if the financial target of $184.8 million is not achieved. The table below defines the four strategic objectives of the ICP and identifies one that was not achieved and three that were achieved.

Strategic Objectives (worth 25% of Award)
	Strategic Objectives	Achieved (Y / N)	Payout
1	New Store Technology – Enable unique customer experience by completing the technical rollout and associated training activities for the POS application in all US stores by end of FY2018.	NO	—%
2	Loyalty – Enable unique customer experience with the launch of the customer-facing VIP rewards program by end of FY2018.	YES	6.25%
3	Future Brand Experience – Expand the unique customer experience by converting 5 stores to store designs comparable to the Polaris store design by end of FY2018.	YES	6.25%
4	Talent – Build an elite team through the implementation of talent management accountability in performance reviews for FY2018.	YES	6.25%
	Strategic Objective Payout Earned =		18.75%
Designer Brands Inc.’s fiscal 2018 financial and strategic objectives performance resulted in a payout of 187.5% for ICP participants and the NEOs, except for Mr. Schottenstein because his maximum bonus was capped at 120% of his target payout. The fiscal performance of $209.9 million in Adjusted Operating & Equity Income exceeded the full year maximum of $194.0 million, when including the cost of a bonus payout. This performance resulted in a maximum payout percentage of 150% (75% x 200%) for the financial portion of the ICP. Three of the four strategic objectives were achieved as reflected in the table above. This performance resulted in 18.75% earned, and the financial performance of 200% modified this to 37.5% (18.75% x 200%). The combined total payout earned was 187.5% (150% + 37.5%) of the target award for ICP participants. The table below summarizes the earned bonus payout.

FY2018 Earned Bonus Summary
	Target Payout	Maximum Possible Payout	Designer Brands FY2018 Result	Actual Payout Earned
Financial Performance	75%	150%	$209.9 million	150.0%
Strategic Objectives	25%	50%	3 of 4 achieved	37.5%
Total	100%	200%		187.5%
The bonuses paid to the NEOs for the fiscal year ending February 2, 2019 are reflected in the table below and in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Unless otherwise determined by the Committee, all associates who participate in the ICP (including the NEOs) are governed by the same plan parameters.

FY2018 NEO Annual Cash Incentive Compensation Payouts
Name	Target Payout (as % of Salary)	Actual Payout (as % of Target)	Actual Payout
Mr. Schottenstein	125%	120%	$1,236,000
Mr. Rawlins	125%	187.5%	$2,172,656
Ms. Ferrée	125%	187.5%	$2,414,063
Mr. Jordan	60%	187.5%	$810,000
Mr. Poff	60%	187.5%	$433,774
III. Long-Term Equity Incentive Compensation
In fiscal 2018, Designer Brands Inc.’s long-term incentive compensation program utilized the following types of award grants:

•	Performance shares (“PSs”); and

•	Service-based restricted stock units (“RSUs”).

The Designer Brands Inc. 2014 Long-Term Incentive Plan (the “LTI Plan”) furthers the Committee’s objective to retain its executives as well as build a link between executive compensation and shareholder interests. The Committee considered various alternatives based on input from its independent compensation consultant, Proxy Peer Group data, and input from management. In determining the value of annual long-term equity incentive grants, the Committee’s overall objective is consistent with the executive compensation philosophy to target the total combined grant value between the 50th and 75th percentile of the Proxy Peer Group long-term incentive data. All grants made in 2018 were made under the LTI Plan, which was approved by shareholders in 2014. All equity awards are granted in respect to Designer Brands Inc.’s Class A Common Shares. The information below reflects the types and mix of the grants to the NEOs in fiscal 2018.

FY2018 Long-Term Incentive Mix
Level	LTI Vehicle #1	Mix %	LTI Vehicle #2	Mix %
All NEOs	Performance Shares	50%	Restricted Stock Units	50%
Performance Shares (PSs)
Performance shares reward the NEOs in proportion to Designer Brands Inc.’s financial performance, based on Designer Brands Inc. fiscal 2018 Adjusted Operating Income (a one-year performance period). Generally, performance shares vest 100% on the third anniversary of the grant date, if the one-year threshold performance has been achieved. In the first 90 days of the fiscal year, the Committee established the minimum, target, and maximum levels of performance used to determine the potential number of shares earned, as shown in the table below:

FY2018 Performance Share Plan (1)
	Threshold	Target	Maximum
One-Year Adjusted Operating Income ($M)	$130.0	$185.7	$204.3
Payout Range (as % of target)	50%	100%	150%
Actual FY2018 result of $211.2 million exceeded 150% maximum payout percentage
(1) The performance shares were granted on March 20, 2018, with a grant date fair value of $21.79.
The Company reports Adjusted Operating Income to investors to provide transparency to all ICP participants. Adjusted Operating Income for fiscal 2018 means reported operating income adjusted to exclude acquisition-related costs and adjustments, impairment charges, restructuring activity including severance, lease exit and other termination costs, amortization of intangible assets, and the results from the exited businesses, including Ebuys and the Town Shoes Limited banner stores, and the acquired Camuto Group.
Restricted Stock Units (RSUs)
RSUs provide retention value because they generally vest 100% at the end of three (3) years from the grant date. Since the stock unit value is tied directly to the market value of Designer Brands Inc. common stock, and not exclusively to an increase in the market value of Designer Brands Inc. common stock, they provide retention value even when the stock price is stable or declining.
2018 Long-Term Equity Incentive Awards for the Named Executive Officers
In fiscal 2018, the Committee granted long-term equity incentive awards to the NEOs as part of the annual performance review process. The Committee believes that delivery of these forms of equity provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market. To determine long-term incentive awards for the NEOs in fiscal 2018, the Committee considered market data from Proxy Peer Group companies provided by Korn Ferry as well as performance and retention concerns for each NEO. The information below reflects all of the grants to the NEOs in fiscal 2018.

For fiscal year 2018, Designer Brands Inc. earned Adjusted Operating Income of $211.2 million. This resulted in a maximum payout of 150% of the targeted number of performance shares granted to the NEOs.

2018 Annual Equity Grants
Name	# of Performance Shares at Target Performance	Actual # of Performance Shares (Earned at 150%)	# of RSUs
Mr. Schottenstein	32,125	48,190	32,125
Mr. Rawlins	91,785	137,680	91,785
Ms. Ferrée	64,250	96,375	64,250
Mr. Jordan (1)	18,355	27,535	18,355
Mr. Poff	8,030	12,045	8,030
Notes:

•	The annual grants to NEOs were made on March 20, 2018, with a grant date fair value of $21.79 for both PSs and RSUs.
•The Performance Shares and RSUs reported in the table above do not include dividend equivalent units earned in 2018.
•Performance shares vest 100% on the third anniversary of the grant date if the fiscal 2018 performance goal is achieved.
•RSUs vest 100% on the third anniversary of the grant date.

•
(1) Mr. Jordan received an additional one-time grant on March 22, 2018 of 37,420 RSUs (not included in the table above) with a grant price of $21.38 for his promotion to interim President, Town Shoes Limited.

Equity Grant Practices

Under the LTI Plan, the Committee approves all equity awards and has not delegated to management the authority to approve equity awards. The Chair of the Committee has authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose. In no circumstances may the Committee delegate duties the Committee is required to discharge under Internal Revenue Code §162(m). The Committee may not grant stock options at a discount to the closing price of Designer Brands Inc. Class A Common Shares on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options have an exercise price that is equal to the closing market price of Designer Brands Inc. Class A Common Shares on the grant date.
In 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh (7th) calendar day following Designer Brands Inc.’s fiscal year-end earnings release. The Committee also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by Designer Brands Inc., subject to approval by the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of Designer Brands Inc. or prospective hires who have agreed to a start date with Designer Brands Inc. The grant date for current associates, and for new hires who have already become employees of Designer Brands Inc., is the date set by the Committee. The grant date for prospective hires is generally their future start date.
The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.
Stock Ownership
Designer Brands Inc. implemented stock ownership guidelines for the CEO in November 2011. The CEO is encouraged to hold shares of Designer Brands Inc. stock with a value at least equal to one (1) times his annual base salary, to be achieved within three (3) years of becoming CEO. Mr. Rawlins owns shares in excess of the ownership guidelines.
Designer Brands Inc. Board members have an ownership guideline of five (5) times their annual cash retainer (excluding committee fees) to be achieved within five (5) years of joining the Board. All of the Board members, except Ms. Zaiac who joined the Board in 2016, Mr. Cobb who joined the Board in 2017, and Ms. Singh-Bushell who joined the Board in 2018, own shares in excess of the ownership guidelines.

IV. 401(k) Plan
Designer Brands Inc. sponsors a tax-qualified 401(k) plan (the “401(k) Plan”) in which all Designer Brands Inc. associates, including the NEOs, are eligible to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax or after-tax basis up to the limits imposed by Internal Revenue Code. The maximum allowable per participant deferral in 2018 under the Internal Revenue Code was $18,500 ($24,500 if at least age 50). Designer Brands Inc. provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. Matching contributions are not made by the Company until participants have completed at least 6 months of service with Designer Brands Inc. In light of the matching contribution for participants, and the Internal Revenue Code §401(a)(17) annual compensation limit, the maximum allowable per participant company matching contribution in 2018 was $11,000. Participants choose to invest their account balances in an array of investment alternatives (some of which are target date funds) as selected by plan fiduciaries. A Designer Brands Inc. stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows for distributions in a lump sum after termination of service. However, loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59-1/2, or a disability, are permitted.
Nonqualified Deferred Compensation Plan
Designer Brands Inc. sponsors a nonqualified retirement plan (the “Nonqualified Plan”) in which Board members and a select group of management and other highly compensated associates, including NEOs, may participate. However, Designer Brands Inc. does not provide a company matching contribution in the Nonqualified Plan. In 2018, one of the NEOs, Mr. Poff, Chief Financial Officer, participated in the Nonqualified Plan.
Under the Nonqualified Plan, Board members may contribute up to 100% of the annual cash retainer paid by Designer Brands Inc. Eligible Designer Brands Inc. associates may contribute up to 80% of their base salary and 90% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with Internal Revenue Code §409A. Designer Brands Inc. associates who also participate in the 401(k) Plan may earn a 401(k) make-up contribution if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of creditors of Designer Brands Inc. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum in three (3), five (5), or ten (10) annual installments. Distribution elections are made when deferral elections are made in compliance with Internal Revenue Code §409A.
Clawback Recoupment Policy
Certain payments to our NEOs are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.
Anti-Hedging Policy
The Designer Brands Inc. Insider Trading Policy prohibits all Board members, officers (including the NEOs), and associates of Designer Brands Inc. and its subsidiaries from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of Designer Brands Inc. stock. Our Insider Trading Policy is posted on our internal website and is accessible by all associates of Designer Brands Inc. and its wholly-owned subsidiaries.
Tax Considerations
Internal Revenue Code §162(m) generally limits deductibility of compensation that a publicly traded company pays to certain “covered officers,” which historically included the Chief Executive Officer and three other executive officers (exclusive of the Chief Financial Officer) who are the highest paid and employed at fiscal year-end, up to $1 million per year. In the past, Code §162(m) contained an exception to the $1 million limit on deductibility for “performance-based” compensation. Regulations under Code §162(m) required several requirements be satisfied in order for compensation to qualify as performance-based. Historically, the Committee annually considered the impact of Code §162(m) in structuring Designer Brands Inc.’s executive compensation program. It would balance the goal of achieving deductibility under Code §162(m) with our philosophy to pay and reward individual contributions to overall Company performance, especially in light of the competitive nature of the market for our executive talent. The Committee always reserved the discretion to reward significant contributions by the NEOs to build shareholder value regardless of the tax deductibility limits of Code §162(m).

On December 22, 2017, the bill popularly referred to as the “Tax Cuts and Jobs Act” (the “Act”) was signed into law. The Act, among other changes, eliminated the performance-based exception to the $1 million deduction limit under Code §162(m). In addition, the “covered officers” under Code §162(m) now includes anyone who has served as our Chief Financial Officer, Chief Executive Officer, and the three other highest paid named executive officers in any fiscal year beginning after December 31, 2016. Effective for tax years beginning after December 31, 2017, performance-based compensation paid to the “covered officers” in excess of $1 million will not be deductible. However, the Act contains a transition rule which provides that the changes to Code §162(m) will not apply to compensation paid pursuant to a binding contract that was in effect on November 2, 2017.
Because of the lack of regulatory and other guidance pertaining to the future interpretation of Code §162(m) and the transition rule, no assurance can be given that compensation previously intended to qualify for Code §162(m)’s performance-based exception will in fact qualify. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Code §162(m) if it determines that such modifications are consistent with our business needs. The Committee will continue to evaluate the impact of the elimination of the performance-based exception and the impact of the transition rule on its current and future compensation programs. In addition, the Committee may award compensation in the future that is not fully deductible under Code §162(m) if the Committee believes that such compensation will best attract, retain, and reward executives and contribute to our business objectives.
Termination and Change in Control Arrangements
The currently employed NEOs (other than Mr. Schottenstein) have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the currently employed NEOs (and all participants in the 2014 Designer Brands Inc. Equity Plan) are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the 2014 Designer Brands Inc. Equity Plan. These arrangements are described under the Potential Payments upon Termination and Change in Control section.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee

Allan Tanenbaum, Chair
Elaine Eisenman
Carolee Lee
Joanne Zaiac

COMPENSATION OF MANAGEMENT

The following table summarizes compensation earned by each of the Named Executive Officers during fiscal 2018, fiscal 2017 and fiscal 2016. Designer Brands Inc. follows a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal years 2018 and 2016 consisted of 52 weeks, whereas fiscal 2017 consisted of 53 weeks.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total ($)
Jay L. Schottenstein	2018	$820,308	$—	$1,749,999	$—	$1,236,000	$182,507	$3,988,814
Executive Chairman of	2017	$815,385	$—	$700,031	$700,083	$832,000	$93,757	$3,141,256
the Board of Directors	2016	$800,000	$—	$699,975	$699,717	$699,000	$78,857	$2,977,549
Roger L. Rawlins	2018	$922,846	$167,000	$4,999,999	$—	$2,172,656	$11,413	$8,273,914
Chief Executive Officer	2017	$917,308	$—	$1,500,032	$1,500,347	$936,000	$11,130	$4,864,817
	2016	$845,192	$—	$—	$—	$786,375	$10,930	$1,642,497
Deborah L. Ferrée	2018	$1,025,385	$—	$3,499,997	$—	$2,414,063	$11,422	$6,950,867
Vice Chair and President	2017	$1,019,231	$—	$1,399,967	$1,400,147	$1,040,000	$11,130	$4,870,475
	2016	$1,000,000	$—	$1,399,950	$1,399,434	$873,750	$10,930	$4,684,064
Jared A. Poff	2018	$431,154	$—	$437,434	$—	$433,774	$11,489	$1,313,851
Executive Vice President,	2017	$407,692	$—	$149,973	$150,018	$166,400	$11,064	$885,147
Chief Financial Officer	2016	$365,385	$—	$164,980	$64,978	$113,184	$10,842	$719,369
William L. Jordan	2018	$709,077	$—	$1,799,939	$—	$810,000	$11,548	$3,330,564
Executive Vice President,	2017	$661,115	$—	$562,526	$462,568	$323,981	$11,130	$2,021,320
President of DSW Designer Shoe Warehouse	2016	$630,000	$—	$370,035	$369,862	$264,222	$10,930	$1,645,049
_________________________________________
(1)The amount in the Bonus column consists of a cash bonus paid to the Named Executive Officer for performance in the relevant fiscal year.
(2)This column, as applicable, represents the grant date fair value of time-based Restricted Stock Units (RSU), Performance-Based Restricted Stock Units (PBRSU) and Performance Shares (PS) granted in each fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”). For RSUs, PBRSUs and PSs, fair value is determined by multiplying the number of units granted by the closing price of Designer Brands Inc. Class A Common Stock on the date of grant. The amount in the “Stock Awards” column, for all Named Executive Officers, reflects the value of their 2018 Performance Share awards on the grant date based on 150% achievement of the Company’s performance goal in respect of fiscal 2018. The maximum grant date fair value each Named Executive Officer was awarded for their fiscal 2018 award was 150% or $1,050,000 for Mr. Schottenstein, $3,000,000 for Mr. Rawlins, $2,100,000 for Ms. Ferree, $262,500 for Mr. Poff and $600,000 for Mr. Jordan. For additional information on the valuation assumptions, refer to note 6 of Designer Brands Inc.’s financial statements in the Form 10-K for the year ended February 2, 2019, as filed with the SEC on March 26, 2019 (the “Form 10-K”) . See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2018. The amounts reflected are the grant date fair value of RSUs, PBRSUs and PUs and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon vesting.
(3)This column, as applicable, represents the grant date fair value of Nonqualified Stock Options (NQSO) granted in each fiscal year in accordance with ASC 718. No NQSOs were awarded in fiscal 2018. Designer Brands Inc. used the multi-point Black-Scholes pricing model to value stock-based compensation expense for Option awards granted prior to fiscal 2018. For additional information on the valuation assumptions, refer to note 6 of Designer Brands Inc.’s financial statements in the Form 10-K. See the Grants of Plan-Based Awards Table for information on NQSOs granted in fiscal 2018. The amounts reflected are the grant date fair value of the NQSOs and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon exercise.
(4)This column represents the dollar amount awarded to each applicable Named Executive Officer pursuant to our ICP for fiscal 2018, 2017 and 2016. The incentive amount awarded for fiscal 2018 reflects a 187.5% payout. See the Compensation Discussion and Analysis section and Grants of Plan-Based Awards table for additional information on the ICP.

(5)The following table sets forth detail about the amounts reported for fiscal 2018 in the “All Other Compensation” column of the Summary Compensation Table above.

Name	Perquisite	401(k) Matching Contributions	Life Insurance Premium	Total
Jay L. Schottenstein (a)	$182,177	$—	$330	$182,507
Roger L. Rawlins	$—	$11,083	$330	$11,413
Deborah L. Ferrée	$—	$11,092	$330	$11,422
Jared A. Poff	$—	$11,203	$285	$11,489
William L. Jordan	$—	$11,218	$330	$11,548

(a) The perquisite amount for Mr. Schottenstein represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit. Mr. Schottenstein is not a participant in the Designer Brands Inc. 401(k) Plan.

FISCAL YEAR 2018 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Jay L. Schottenstein	3/20/2018	$64,375	$1,030,000	$1,236,000	16,063	32,125	48,190	32,125	—	-	$1,749,999
Roger L. Rawlins	3/20/2018	$72,422	$1,158,750	$2,317,500	45,893	91,785	137,680	91,785	—	-	$4,999,999
Deborah L. Ferrée	3/20/2018	$80,469	$1,287,500	$2,575,000	32,125	64,250	96,375	64,250	—	-	$3,499,997
Jared A. Poff	3/20/2018	$14,459	$231,346	$462,692	4,015	8,030	12,045	8,030	—	-	$437,434
William L. Jordan	3/20/2018	$27,000	$432,000	$864,000	9,178	18,355	27,535	18,355	—	-	$1,799,939
	3/22/2018				N/A			37,420	—	-
_________________________________________

(1)
These columns represent possible payouts for fiscal 2018 under our ICP. See the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable for these awards and the Summary Compensation table for the actual amounts paid for fiscal 2018.

(2)
These columns represent Performance Share grants and reflect the range of shares that may be potentially earned based on the Company’s achievement of the performance goals established for fiscal 2018. The threshold represents the minimum number of units that could be awarded if the performance goal is achieved at the threshold level. The target represents the number of units that could be awarded upon 100% achievement of the performance goal and the maximum represents the maximum number of units that could be awarded if the performance goal is achieved at the maximum level. Fiscal 2018 performance was attained at the maximum level. Performance Shares generally vest 100% on the third anniversary of the Grant Date subject to the Company’s achievement of the performance goal. Detailed in this column is the number of shares underlying the performance shares granted on the dates indicated in the “Grant Date” column. Units will be “credited” with the same dividend that would be issued if the unit was a Designer Brands Inc. Class A Common Share. The dividend equivalents are subject to the same performance restrictions as the underlying award. The amounts associated with the dividend equivalent units will not be distributed unless and until the stock unit award is settled.

(3)
Detailed in this column is the number of shares underlying the time-based restricted stock units granted on the dates indicated in the “Grant Date” column. Units will be “credited” with the same dividend that would be issued if the unit was a Designer Brands Inc. Class A Common Share. The amounts associated with the dividend equivalent units will not be distributed unless and until the stock unit award is settled. Time-based stock units generally vest 100% on the third anniversary of the Grant Date.

(4)	Designer Brands Inc. did not award Stock Options in fiscal 2018.

(5)
Amounts reported in the “Grant Date Fair Value of Stock Options and Awards” column represent the aggregate grant date fair value of equity awards granted during fiscal 2018. For additional information on the valuation assumptions, refer to note 6 of Designer Brands Inc.’s financial statements in the Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

The following table provides information regarding outstanding equity awards held as of February 2, 2019 by each of the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Jay L. Schottenstein	—	—		N/A	$6.01	4/3/2018	151,794	(9)	$4,063,525
	85,416	—		N/A	$12.38	3/24/2020
	48,608	—		N/A	$17.43	3/22/2021
	49,446	—		N/A	$26.66	3/27/2022
	43,470	—		N/A	$31.68	3/26/2023
	30,616	7,654	(2)	N/A	$35.55	3/25/2024
	57,414	38,276	(3)	N/A	$37.50	3/24/2025
	63,105	—		N/A	$23.21	12/15/2025
	42,536	63,804	(5)	N/A	$27.00	3/22/2026
	35,994	143,976	(8)	N/A	$19.02	3/21/2027
Roger Rawlins	3,786	—		N/A	$4.65	4/1/2019	307,220	(10)	$8,224,279
	9,464	—		N/A	$12.34	3/23/2020
	10,322	—		N/A	$17.43	3/22/2021
	12,856	—		N/A	$26.66	3/27/2022
	13,580	—		N/A	$31.68	3/26/2023
	11,480	2,870	(2)	N/A	$35.55	3/25/2024
	25,900	—		N/A	$31.26	10/28/2024
	25,428	16,952	(3)	N/A	$37.50	3/24/2025
	70,992	47,328	(4)	N/A	$23.21	12/15/2025
	116,306	174,459	(6)	N/A	$21.16	1/31/2027
Deborah L. Ferrée	139,806	—		N/A	$12.38	3/24/2020	292,438	(11)	$7,828,565
	94,206	—		N/A	$17.43	3/22/2021
	95,804	—		N/A	$26.66	3/27/2022
	66,648	—		N/A	$31.68	3/26/2023
	63,780	15,945	(2)	N/A	$35.55	3/25/2024
	114,831	76,554	(3)	N/A	$37.50	3/24/2025
	85,072	127,608	(5)	N/A	$27.00	3/22/2026
	71,987	287,948	(8)	N/A	$19.02	3/21/2027
Jared A. Poff	5,127	3,418	(3)	N/A	$37.50	3/24/2025	31,977	(12)	$856,024
	10,845	—		N/A	$23.21	12/15/2025
	3,950	5,925	(5)	N/A	$27.00	3/22/2026
	7,713	30,852	(8)	N/A	$19.02	3/21/2027
William L. Jordan	21,938	—		N/A	$17.43	3/22/2021	128,128	(13)	$3,429,987
	19,984	—		N/A	$26.66	3/27/2022
	18,110	—		N/A	$31.68	3/26/2023
	14,668	3,667	(2)	N/A	$35.55	3/25/2024
	25,900	—		N/A	$31.26	10/28/2024
	30,348	20,232	(3)	N/A	$37.50	3/24/2025
	19,720	—		N/A	$23.21	12/15/2025
	22,484	33,726	(5)	N/A	$27.00	3/22/2026
	7,270	7,270	(7)	N/A	$21.16	1/31/2027
	19,925	79,700	(8)	N/A	$19.02	3/21/2027

(1)	Represents the closing share price of Designer Brands Inc. Class A Common Shares on the last day of the fiscal year ($26.77) multiplied by the number of shares not yet vested or earned.

(2)	The remaining options vest on March 25, 2019.

(3)	The remaining options vest ratably on March 24, 2019 and 2020.

(4)	The remaining options vest ratably on December 15, 2019 and 2020.

(5)	The remaining options vest ratably on March 22, 2019, 2020 and 2021.

(6)	The remaining options vest ratably on January 31, 2020, 2021 and 2022

(7)	The remaining options vest 50% on January 31, 2020

(8)	The remaining options vest ratably on March 21, 2019, 2020, 2021 and 2022

(9)
Performance-based restricted stock units vest March 22, 2019 (29,008), and March 21, 2020 (39,371), Performance Shares on March 20, 2021 (50,049) and Restricted Stock Units vest on March 20, 2021 (33,366).

(10)	Performance shares vest on January 31, 2020 (68,895), March 20, 2021 (142,995) and Restricted Stock Units vest on March 20, 2021 (95,330).

(11)
Performance-based restricted stock units vest March 22, 2019 (53,290) and March 21, 2020 (72,320). Performance shares vest on March 20, 2021 (100,097) and Restricted Stock Units vest on March 20, 2021 (66,731).

(12)	Restricted stock units vest on March 22, 2019 (2,692), March 21, 2020 (8,435), and March 20, 2021 (8,340). Performance shares vest on March 20, 2021 (12,510).

(13)
Performance-based stock units vest on March 22, 2019 (15,336), January 31, 2020 (4,468) and March 21, 2020 (21,796). Performance shares vest on March 20, 2021 (28,598). Restricted Stock Units vest on March 20, 2021 (19,065) and March 22, 2021 (38,865).

FISCAL YEAR 2018 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the exercise of stock options and vesting of restricted stock units and performance-based stock units during the year ended February 2, 2019 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay L. Schottenstein	40,176	$654,467	22,153	$495,006
Roger L. Rawlins	—	$—	41,635	$961,364
Deborah L. Ferrée (1)	—	$—	35,912	$838,529
Jared A. Poff	—	$—	5,323	$125,904
William L. Jordan	66,778	$883,533	13,935	$314,191

(1)
10,956 of the shares reflected were accelerated to cover taxes due as a result of these awards no longer being subject to forfeiture based on the Retirement Eligibility provision within the equity plan. The remaining shares related to these awards will vest according to Footnote 11 on the Outstanding Equity Awards at Fiscal Year-End 2018 table.

FISCAL YEAR 2018 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)(1)	Designer Brands Inc. Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jay L. Schottenstein	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
Roger L. Rawlins	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$—	$—	$(2,540)	$—	$75,718
Deborah L. Ferrée	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
Jared A. Poff	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$71,360	$—	$(1,591)	$—	$126,989
William L. Jordan	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—

(1)
Amounts eligible to be deferred into the Nonqualified Deferred Compensation Plan are described in more detail in the Compensation Discussion and Analysis on page 30. Mr. Rawlins did not participate in the Nonqualified Deferred Compensation Plan in fiscal 2018, but does have an account balance from previous participation. The balance listed is attributable to contributions and earnings made in 2010 when Mr. Rawlins was not a Named Executive Officer. Mr. Poff was an active participant in the plan for fiscal 2018.

(2)	Aggregate earnings in the last fiscal year are not reflected in the fiscal 2018 Summary Compensation Table because the earnings were neither preferential nor above-market.

See the discussion above in the section on the Nonqualified Deferred Compensation Plan for a further description of the applicable plan.

Potential Payments Upon Termination and Change in Control

Mr. Rawlins, Ms. Ferrée, Mr. Poff, and Mr. Jordan have employment agreements with Designer Brands Inc. that provide for payments and benefits following termination of their employment without “cause.” The agreement with Ms. Ferrée also includes payments and benefits if she terminates employment for “good reason.” Additionally, our 2005 Designer Brands Inc. Equity Plan applicable to grants made before June 29, 2015 provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers, and our 2014 Designer Brands Inc. Equity Plan applicable to grants made on or after June 29, 2015 provides for accelerated vesting upon certain qualifying employment terminations following a change in control. Mr. Jay Schottenstein does not have an employment agreement with Designer Brands Inc. Pursuant to the 2014 Designer Brands Inc. Equity Plan and any applicable award agreement, if within two (2) years of a change in control, a participant experiences an involuntary termination initiated by the Company for reasons other than Cause, or a Termination for Good Reason (as each of those terms is defined for purposes of the plan), each Named Executive Officer is entitled to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Employment Agreements with Mr. Rawlins, Ms. Ferrée, Mr. Poff and Mr. Jordan

Generally, pursuant to the Named Executive Officers’ employment agreements, if Designer Brands Inc. involuntarily terminates the officer’s employment without “cause,” and in the case for Ms. Ferrée, if she terminates her employment for “good reason,” each is entitled to receive the following:

(i) salary continuation for a 12-month period based on the executive’s salary as of the date of termination;
(ii) a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs;

(iii) one year of accelerated vesting with respect to outstanding stock options and performance and time-based restricted stock units and performance shares; and
(iv) reimbursement for the cost of maintaining continuing health coverage under COBRA for a period of no more than 12 months following the date of termination (18 months in the case of Ms. Ferrée and Mr. Rawlins), less the amount the executive is expected to pay as a regular employee premium for such coverage.

Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, the executive is entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs.

Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through two years following termination of employment or the period of any salary continuation. Under these employment agreements, an executive’s receipt of benefits is conditioned on their compliance with the above provisions. In addition, as a part of their employment agreements, executives grant the company a release of any claims the executive may have related to their employment.

For additional information about these employment agreements, see “Employment Agreements with Named Executive Officers” below.

Equity Plan

Currently, Designer Brands Inc. has two equity incentive plans in place under which awards are outstanding. The 2005 Designer Brands Inc. Equity Incentive Plan and the Designer Brands Inc. 2014 Long Term Incentive Plan as amended. Pursuant to our 2005 Designer Brands Inc. Equity Plan and any applicable award agreement and applicable award agreements executed in accordance with the Designer Brands Inc. 2014 Long Term Incentive Plan as amended, prior to January 1, 2018, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination. The Designer Brands Inc. 2014 Long Term Incentive Plan was amended for awards granted on or after January 1, 2018 to eliminate the automatic right to full vesting of awards upon a participant’s retirement and instead provide for such an acceleration of vesting at retirement only if the Compensation Committee of the Company’s Board of Directors approves such terms in an individual award agreement.

Potential Termination and Change In Control Payments

The estimated value of the benefits described above are presented in the following table and are calculated as if the respective termination or change in control event occurred on February 2, 2019 and our stock price was $26.77, the closing market price of our Class A Common Shares on February 1, 2019, the last trading day of fiscal 2018, in case of termination and, as applicable, $27.25 in the case of change in control based on the calculation methodology specified in our 2005 Designer Brands Inc. Equity Plan. The salary continuation amounts below are based on each Named Executive Officer’s salary as of the end of fiscal 2018. The actual amounts to be paid will only be determinable at the time of actual payment.

FISCAL 2018 POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (1)	Involuntary Termination Because of Death Disability or Retirement (2)	Voluntary Termination Because of Retirement (2)	Change in Control (3)
Jay L. Schottenstein
Salary Continuation	$—	$—	$—	$—
Benefits Continuation	$—	$—	$—	$—
Accelerated Vesting of Equity	$—	$5,178,339	$2,946,320	$5,178,339
Total	$—	$5,178,339	$2,946,320	$5,178,339
Roger L. Rawlins
Salary Continuation (4)	$927,000	$—	$—	$—
Benefits Continuation (5)	$11,719	$—	$—	$—
Accelerated Vesting of Equity	$2,254,801	$9,371,482	$2,991,522	$9,371,482
Total	$3,193,520	$9,371,482	$2,991,522	$9,371,482
Deborah L. Ferrée
Salary Continuation (4)	$1,030,000	$—	$—	$—
Benefits Continuation (5)	$5,546	$—	$—	$—
Accelerated Vesting of Equity	$1,984,473	$10,060,162	$5,594,177	$10,060,162
Total	$3,020,018	$10,060,162	$5,594,177	$10,060,162
Jared A. Poff
Salary Continuation (4)	$475,000	$—	$—	$—
Benefits Continuation (5)	$11,719	$—	$—	$—
Accelerated Vesting of Equity	$131,841	$1,095,127	$536,973	$1,095,127
Total	$618,560	$1,095,127	$536,973	$1,095,127
William L. Jordan
Salary Continuation (4)	$720,000	$—	$—	$—
Benefits Continuation (5)	$—	$—	$—	$—
Accelerated Vesting of Equity	$725,357	$4,088,446	$1,772,092	$4,088,446
Total	$1,445,357	$4,088,446	$1,772,092	$4,088,446
_________________________________________

(1) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units and performance-based restricted stock units that otherwise would have vested during the one year following the Named Executive Officer’s date of termination.
(2) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units, performance-based restricted stock units and performance shares that would vest immediately upon the Named Executive Officer’s date of death, disability or retirement. The Designer Brands Inc. 2014 Long Term Incentive Plan was amended for awards granted on or after January 1, 2018, to eliminate the automatic right to full vesting of awards upon a participant’s retirement, therefore these awards are not included in the calculation.
(3) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options, restricted stock units and performance-based restricted stock units that would vest immediately upon the change in control date based on the change in control price, which is represented by the highest closing stock price within 30 days of the fiscal year end for awards granted under the 2005 Equity Incentive Plan. For all other awards the amount represents the value of the unvested awards using the closing stock price on the last day of the fiscal year.

(4) The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the Named Executive Officer’s date of termination.
(5) The amount reported reflects the cost of maintaining health care coverage for a period of 12 months (18 months for Ms. Ferrée) at the coverage level in effect as of the Named Executive Officer’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the Company’s cost of providing the benefits and (ii) the amount the Named Executive Officer paid for such benefits as of the Named Executive Officer’s date of termination.

Employment Agreements with Named Executive Officers

Mr. Schottenstein
We have not entered into an employment agreement with Mr. Schottenstein, our Executive Chairman of the Board. Mr. Schottenstein was appointed to this position in March 2005. Mr. Schottenstein remains a participant in our ICP with a target bonus opportunity of 125% of base salary and a maximum annual bonus opportunity of 150% of base salary. As of February 2, 2019, Mr. Schottenstein’s base salary was $824,000.

Mr. Rawlins
We entered into a revised employment agreement with Mr. Rawlins, our Chief Executive Officer, in December 2015. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2019, Mr. Rawlins’ base salary was $927,000. Mr. Rawlins’ employment agreement does not contain a “Good Reason” termination clause.

Ms. Ferrée
We entered into an employment agreement with Ms. Ferrée, who currently serves as our Vice Chair and President, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2019, Ms. Ferrée’s base salary was $1,030,000. The agreement provides for a minimum annual increase of 2.5%, but the Committee exercises discretion to increase or decrease that based on company and individual performance. Ms. Ferrée’s employment agreement contains a “Good Reason” termination clause.

Mr. Poff
We entered into an employment agreement with Mr. Poff, who currently serves as our Executive Vice President and Chief Financial Officer, effective in June 2016. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2019, Mr. Poff’s base salary was $475,000. Mr. Poff’s employment agreement does not contain a “Good Reason” termination clause.

Mr. Jordan
We entered into an employment agreement with Mr. Jordan, who currently serves as our Executive Vice President and President of DSW Shoe Warehouse, Inc., in January 2006. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 2, 2019, Mr. Jordan’s base salary was $720,000. Mr. Jordan’s employment agreement does not contain a “Good Reason” termination clause.

CEO Pay Ratio
We are providing the following disclosure related to our Chief Executive Officer’s compensation as compared to the compensation of all of our employees, other than our Chief Executive Officer, pursuant to Item 402(u) of Regulation S-K, as adopted by the SEC.

Our median employee is a part-time sales associate in one of our DSW stores, who worked on average about 15 hours per week. In accordance with and as permitted by the rule, we are using the same median employee identified in the Proxy Statement for the 2018 Annual Meeting of Shareholders because there have been no change in employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure. The median employee was determined using a consistently applied compensation measure. The method used to identify the median employee was to first rank-order all employees (including full-time, part-time, seasonal, and temporary, but excluding the Chief Executive Officer), employed as of February 3, 2018, based on total earnings, and then to select the middle employee. Total earnings included all wages reported to the IRS as taxable wages. No adjustments were made to the total earnings.

In determining whether there was a change to employee population or employee compensation practices from fiscal 2017, we omitted employees who joined Designer Brands Inc. as a result of our acquisition of Town Shoes Limited (now known as Designer Brands Canada Inc.) (approximate associates - 2,293) and Camuto Group (approximate associates - 770).

Mr. Rawlins had 2018 annual total compensation of $8,273,914 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for fiscal 2018 determined on the same basis was $7,276. As a result, Mr. Rawlins' 2018 annual total compensation was approximately 1,137 times that of our median employee.

Compensation Committee Review of the Relation of Compensation Design to Risk

The Compensation Committee has reviewed the design and operation of our compensation policies and practices, including incentive compensation arrangements for our Named Executive Officers. The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage our employees to take unnecessary or inappropriate risks that could reasonably be expected to materially threaten our value. Several factors contributed to this assessment, including the following:

•	The Compensation Committee reviews the quality of our earnings prior to approving incentive payments;

•
We provide a significant percentage of compensation based on performance, which is in turn based on annual and long-term incentives that require sustained value creation over several years to earn target incentives;

•	For cash incentive payments made under our ICP, the Compensation Committee provides a maximum payout of 200% of target;

•	We use the same financial metric, historically adjusted net income, to determine annual incentive payouts for all bonus eligible associates; and

•
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.

Compensation Committee Interlocks and Insider Participation

During 2018, our Compensation Committee consisted of Mr. Tanenbaum (Chair) and Mmes. Eisenman, Lee, and Zaiac. None of the members of the Compensation Committee are present or former officers or employees of our Company or parties to agreements with us, other than for payments for their service as directors.
Compensation of Directors

Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.

Our current director compensation policies provide that each non-employee director will receive:

•	An annual cash retainer of $75,000;

•	An annual equity retainer of $140,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:

◦	Audit Committee - $20,000

◦	Compensation Committee - $15,000

◦	Nominating and Corporate Governance Committee - $15,000

◦	Technology Committee - $15,000

The annual retainers are paid as follows:

•	The annual cash retainer and the additional annual retainer for committee service are payable in quarterly installments on the last day of each fiscal quarter; and

•
The annual equity retainer is payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer by the per-share market value of our Class A Common Shares on the grant date.

Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Technology Committee each receive an additional $35,000, $25,000, $30,000, and $25,000 respectively in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees. Non-management directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash.

Board Members may participate in the Nonqualified Plan (described above in the section titled Nonqualified Deferred Compensation Plan), and in connection with such participation may contribute up to 100% of the annual cash retainer paid by Designer Brands Inc. (as described in more detail in the Fiscal Year 2018 Director Compensation table).

Stock units issued to a director are fully vested on the date of grant. Beginning in calendar year 2012, the director may elect to have the stock units settled (i) 30 days following the grant date, (ii) on a specified future date more than 30 days following the grant date, or (iii) when the director leaves the Board (for any reason). Stock units are settled in Designer Brands Inc. Class A Common Shares.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the Designer Brands Inc. Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on Designer Brands Inc. Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a Designer Brands Inc. Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.

Designer Brands Inc. Board Members have an ownership guideline of five (5) times their annual cash retainer (excluding committee fees) to be achieved within five (5) years of joining the Board. All of the Board Members, except Ms. Zaiac who joined the Board in 2016, Mr. Cobb who joined the Board in 2017, and Ms. Singh-Bushell who joined the Board in 2018, own shares in excess of the ownership guidelines.

FISCAL YEAR 2018 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in fiscal 2018.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Peter S. Cobb (2),(3)	$135,000	$140,000	$—	$—	$—	$—	$275,000
Elaine J. Eisenman	$105,000	$140,000	$—	$—	$—	$—	$245,000
Carolee Lee	$115,000	$140,000	$—	$—	$—	$—	$255,000
Joanna T. Lau (3)	$150,000	$140,000	$—	$—	$—	$—	$290,000
Joseph A. Schottenstein (4)	$90,000	$140,000	$—	$—	$—	$—	$230,000
Ekta Singh-Bushell (2)	$43,214	$93,972	$—	$—	$—	$—	$137,186
Harvey L. Sonnenberg (3)	$165,000	$140,000	$—	$—	$—	$—	$305,000
Allan J. Tanenbaum	$129,208	$140,000	$—	$—	$—	$—	$269,208
Joanne Zaiac	$105,000	$140,000	$—	$—	$—	$—	$245,000
_________________________________________

(1)
Each director who is not an employee of Designer Brands Inc. and who does not otherwise receive compensation (including severance) from Designer Brands Inc. was granted stock units on May 16, 2018. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by ASC 718 (determined by the closing price of Designer Brands Inc. Class A common stock on the date of grant). Messrs. Joseph Schottenstein and Sonnenberg, and Mmes. Lau and Zaiac elected to have the shares distributable within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the Board of Directors.

(2)
For calendar year 2018, Mr. Cobb elected to defer his retainer into the Designer Brands Inc. Nonqualified Deferred Compensation Plan. The aggregate deferred compensation earnings in the fiscal year are not reflected in the above table because the earnings were neither preferential nor above-market. The amount is reflected in the “Fees Earned or Paid in Cash” column. Ms. Singh-Bushell joined the Board of Directors in September 2018 and elected to defer her retainer into the Designer Brands Inc. Non-Qualified Deferred Compensation Plan. The aggregate deferred compensation earnings in the fiscal year are not reflected in the above table because the earnings were neither preferential nor above-market. The amount is reflected in the “Fees Earned or Paid in Cash” column. The provisions of the Nonqualified Deferred Compensation Plan are described above in the section entitled Nonqualified Deferred Compensation Plan.

(3)
Mr. Cobb, Ms. Lau, and Mr. Sonnenberg received $30,000, $30,000, and $40,000 in fees respectively for service on a special committee of the Board of Directors to explore engagement with an investment banking firm in connection with Designer Brands Inc.’s consideration of certain merger and acquisition opportunities.

(4)
Beginning in the first quarter of fiscal 2013, Mr. Joseph Schottenstein elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2018. The value of the awards is reflected in the "Fees Earned or Paid in Cash" column. The total number of shares granted were 3,437. The quarterly number of shares granted was based on the closing stock price on the day of grant rounded to the nearest whole share.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Company’s 2017 Annual Meeting of Shareholders, pursuant to Section 14A of the Exchange Act, our shareholders held an advisory “say-on-frequency” vote regarding the frequency with which the advisory “say-on-pay” vote on executive compensation should be held. The shareholders voted to hold the “say-on-pay” vote each year, and consistent with that vote, the Board of Directors resolved to hold the advisory vote each year.
At the 2018 Annual Meeting of Shareholders, an overwhelming majority (98.4%) of the votes cast on the advisory “say-on-pay” vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs.
In accordance with Section 14A of the Exchange Act, the Company asks that you indicate your approval of the compensation paid to our Named Executive Officers as described in this Proxy Statement in the Compensation Discussion and Analysis, compensation tables, and narratives included elsewhere in this Proxy Statement.
Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, the Company’s objectives for its executive compensation program are as follows:

•	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success;

•	Reward executives for achieving business goals and delivering strong performance; and

•	Align executive incentives with shareholder value creation.
Based on the objectives described above, the Committee has structured Designer Brands Inc.’s executive compensation programs primarily to motivate executives to achieve the business goals established by Designer Brands Inc. and reward executives for meeting business goals and delivering strong performance as measured against those business goals.
For the reasons discussed above and in this Proxy Statement, the Board of Directors recommends that shareholders vote to approve the following resolution:
“RESOLVED, that the compensation of the Named Executive Officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is approved.”
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case broker non-votes are disregarded and have no effect on the outcome of the vote. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal.
Your Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review of Related Party Transactions
Our Board of Directors has adopted a written related party transaction policy, which provides that our Audit Committee will review and approve potential related party transactions, arrangements or relationships between us and a related person, as described below. A copy of the related party transaction policy can be found at our corporate and investor website at www.designerbrands.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any “related person transaction” that we are required to report under SEC rules and regulations.
For purposes of this policy, a “related person transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:

•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•
Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arm’s-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company and the Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the related person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.
Schottenstein Stores Corporation and Affiliates
General
As of March 29, 2019, Jay L. Schottenstein, the Executive Chairman of Designer Brands Inc., beneficially owned approximately 11,156,336 Designer Brands Inc. Class A Common Shares and approximately 7,720,154 Designer Brands Inc. Class B Common Shares. Mr. Schottenstein serves as chairman of Schottenstein Stores Corporation (“SSC”) and other affiliated entities of SSC. For fiscal 2018, we paid approximately $15.1 million in total fees, rents, and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee, or officer or has a financial or personal interest, will either (i) be approved by the shareholders, a majority of the disinterested members of our Board of Directors, or a committee of our Board of Directors that authorizes such contracts, action or other transactions or (ii) be fair to us as of the time our directors, a committee of our directors, or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other SEC rules and regulations, as well as to our written related party transaction policy described above.

Management Agreement

On November 1, 2012, we entered into a management agreement (the “Management Agreement”) with Schottenstein Property Group, LLC (“SPG”), an affiliate of SSC, pursuant to which SPG provides management, operation, repair, maintenance, replacement, and supervision services with respect to Designer Brands Inc.’s corporate headquarters and Columbus distribution center. SPG previously managed the properties prior to Designer Brands Inc.’s purchase on November 1, 2012. As compensation, Designer Brands Inc. pays SPG 4% of rents collected from lessees of certain portions of the properties, plus reimbursement for certain costs pursuant to the Management Agreement. Under this agreement, we incurred approximately $0.2 million of expense for fiscal 2018. Mr. Joseph Schottenstein, a member of the Designer Brands Inc. Board of Directors, is an executive officer of SPG.
Leases and Subleases
Fulfillment Center. In fiscal 2007, we entered into a lease for a fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio, and this agreement was amended in fiscal 2016. The landlord is an affiliate of SSC. Under the amended lease, the term expires in September, 2022 and has two renewal options with terms of five years each. Under this agreement, we incurred approximately $3.2 million of expense for fiscal 2018 (includes rent, real estate taxes, insurance and CAM).
Utilities. In connection with our lease for the fulfillment center (described above), we incurred approximately $1.1 million of expense related to the payment of utilities to the landlord in fiscal 2018. The landlord of this facility is an affiliate of SSC.
DSW stores. As of February 2, 2019, we leased or subleased 16 DSW stores from affiliates of SSC. We incurred approximately $6.8 million of rent and approximately $1.3 million of other expense (real estate taxes, maintenance and insurance) related to these leases for fiscal 2018. In addition to these charges, for each lease, we also pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases. These leases have terms expiring between October 2020 and November 2029 and generally have two or three renewal options of five years each.
Agreement for Media Services
We receive media services for our stores from Retail Entertainment Design (“RED”), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2018, we paid approximately $0.4 million to RED.
Consulting/Professional Services Agreement
We receive consulting/professional services from Charles Spicer, Inc., an affiliate of SSC. The consulting/professional services include, among other things, strategic planning, financial matters, risk analysis and management, mergers, acquisitions, business development, and general corporate, operational, and organizational matters. For fiscal 2018, we paid approximately $0.3 million to Charles Spicer, Inc.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between us and SSC. The agreement sets forth the costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2018, our allocated portion of the amount we paid to SSC was approximately $0.3 million.
Registration Rights Agreements
We entered into a registration rights agreement with SSC and its affiliated companies, under which we agreed to register in specified circumstances the Class A Common Shares that they hold. Under this agreement, SSC (together with transferees of at least 15% of its interest in registrable Designer Brands Inc. Common Shares) may request up to three demand registrations. The agreement will also grant SSC the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).

SB360 Capital Partners Liquidation of Assets
In 2018, we entered into two transactions with SB360 Capital Partners, LLC (“SB360”), an affiliate of SSC, to assist in negotiating the terms of liquidating the assets of Ebuys, Inc., and the Town Shoes banner. For fiscal 2018, we paid approximately $0.9 million to SB360 in connection with these transactions.
Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts / Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our amended articles of incorporation provide:

•
If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•
If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

•
If the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of SSC, in which case it belongs to SSC.

•
If the corporate opportunity is offered to one of our directors who is not an officer of Designer Brands Inc., and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•
If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•
the relationship or interest is disclosed or is known to the Board of Directors or the committee approving the contract or transaction, and the Board of Directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•
the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the Board of Directors, a committee of the board of directors, or the shareholders.
American Eagle Outfitters
Jay L. Schottenstein also serves on the Board of Directors and as Chairman and Chief Executive Officer of American Eagle Outfitters, Inc. (NYSE: AEO) (“AEO”). For fiscal 2018, we paid AEO approximately $0.8 million in exchange for inventory.
Fit Step Pro
Jay L. Schottenstein also has an ownership interest in Fit Step Pro LLC (“FSP”). For fiscal 2018, we paid FSP approximately $0.3 million in exchange for certain inventory and royalties.

Green Growth Brands
An affiliate of Jay L. Schottenstein beneficially owns approximately 20% of Green Growth Brands, LLC (“GGB”). Since the beginning of fiscal 2018, we have ordered approximately $0.7 million worth of inventory from GGB.
Town Shoes

General

As of May 10, 2018, we owned a 46.3% equity interest in Town Shoes Limited (now known as Designer Brands Canada Inc.) (“Town Shoes”), with the ownership interest providing 50% voting control and board representation.  Executive officers Roger Rawlins and William Jordan served on Town Shoes’ board of directors, and William Jordan served as President of Town Shoes from May 2018 to January 2019. On May 10, 2018, we purchased the remaining outstanding equity of Town Shoes, and as of February 2, 2019, we own a 100% equity interest in Town Shoes. Prior to the completion of our purchase, Town Shoes paid us approximately $2 million in exchange for certain inventory, fees, and services.

Management Agreement

In 2016, we entered into a management agreement with Town Shoes, under which we provide certain information technology and management services to Town Shoes. For fiscal 2018, prior to the completion of our purchase, Town Shoes paid us approximately $0.3 million pursuant to that agreement.

Town Shoes Inventory Purchase
In 2016, we entered into a transaction for the sale of footwear to Town Shoes. For fiscal 2018, prior to the completion of our purchase, Town Shoes paid us approximately $1.3 million pursuant to that transaction.

IT Services

Beginning in 2016, Designer Brands Inc. provided additional information technology services to Town Shoes. For fiscal 2018, prior to the completion of our purchase, Town Shoes paid us approximately $0.4 million pursuant to those services.

INDEPENDENT PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2018. Services provided by Deloitte & Touche LLP for each of fiscal 2018 and fiscal 2017 and the related fees are described under the caption “Audit and Other Service Fees” of this Proxy Statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor. Our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the Company’s proxy materials distributed to shareholders prior to the Annual Meeting of Shareholders in 2020, a shareholder proposal in compliance with Rule 14a-8 under the Exchange Act must be received by Designer Brands Inc. no later than December 14, 2019. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by February 27, 2020. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2020 Annual Meeting, any nominations for director must be received by our Corporate Secretary between February 23, 2020 and March 24, 2020. If the date of the annual meeting of shareholders is advanced or delayed by more than 30 days from the first anniversary of the date of the previous year’s annual meeting of shareholders, or in the case of a special meeting of shareholders, nominations for director must be received by our Corporate Secretary within 7 days after we mail or otherwise provide public notice of the meeting. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management or independent directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A copy of the Form 10-K for the fiscal year ended February 2, 2019, as filed with the SEC, will be sent to any shareholder without charge upon written request, addressed to the Investor Relations Department, 810 DSW Drive, Columbus, Ohio 43219.
Management knows of no other business which may be properly brought before the 2019 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.
It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting of Shareholders in person, you are urged to complete and submit your proxy.

Safe Harbor Statement

Certain statements in this proxy statement may constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of forward-looking words such as "believes," "expects," "potential," "continues," "may," "will," "should," "would," "approximately," "intends," "plans," or the negative version of those words or other comparable words. These statements are based on the Company's current views and expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in growing our store base and digital demand; risks related to our acquisitions of Camuto Group and Town Shoes, including the possibility that the anticipated benefits of the acquisitions are not realized when expected or at all; our ability to protect our reputation and to maintain the brands we license; maintaining strong relationships with our vendors, manufacturers and wholesale customers; our ability to anticipate and respond to fashion trends, consumer preferences and changing customer expectations; risks related to the loss or disruption of our distribution and/or fulfillment operations; continuation of agreements with and our reliance on the financial condition of Stein Mart; our ability to execute our strategies; fluctuation of our comparable sales and quarterly financial performance; risks related to the loss or disruption of our information systems and data; our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; failure to retain our key executives or attract qualified new personnel; our reliance on our loyalty program and marketing to drive traffic, sales and customer loyalty; risks related to leases of our properties; our competitiveness with respect to style, price, brand availability and customer service; our reliance on foreign sources for merchandise and risks inherent to international trade, including escalating trade tensions between the U.S. and other countries, as well as U.S. laws affecting the importation of goods, such as recent tariffs imposed on Chinese goods imported to the U.S.; uncertainty related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing legislation, including the impact of the Tax Cuts and Jobs Act; uncertain general economic conditions; risks related to holdings of cash and investments and access to liquidity; and fluctuations in foreign currency exchange rates. Risks and other factors that could cause our actual results to differ materially from our forward-looking statements are described in the Company's latest Annual Report on Form 10-K or other reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to update or revise the forward-looking statements included in this press release to reflect any future events or circumstances.

By Order of the Board of Directors

Michelle C. Krall
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2018 Annual Report on Form 20-F, Notice of Meeting is/are available at www.proxyvote.com

DESIGNER BRANDS INC. F/K/A DSW INC.

810 DSW Drive, Columbus, Ohio 43219

ANNUAL MEETING OF SHAREHOLDERS - May 23, 2019

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned proxy shareholder of Designer Brands Inc. (the "Company"), formerly known as DSW Inc., hereby appoints Michelle C. Krall, as attorney and proxy with full power of substitution to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Thursday, May 23, 2019 at 11:00 a.m., Eastern Daylight Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the purposes listed on the reverse side.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A MATTER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (ITEM 1), FOR THE APPROVAL OF EXECUTIVE COMPENSATION (ITEM 2), AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000416997_2 R1.0.1.18

DESIGNER BRANDS INC.
810 DSW DRIVE
COLUMBUS, OH 43219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/22/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/22/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following Directors:

Nominees

01 Elaine J. Eisenman 02 Joanna T. Lau 03 Joseph A. Schottenstein 04 Ekta Singh-Bushell

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory non-binding vote, to approve executive compensation.	☐	☐	☐

NOTE: The proxy holders are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000416997_1 R1.0.1.18